QuickLinks -- Click here to rapidly navigate through this document

Exhibit 3

Plan and Agreement of Merger

PLAN AND AGREEMENT OF MERGER

of

GEO SUB CORP.

and

GUNDLE/SLT ENVIRONMENTAL, INC.

Dated as of December 31, 2003

i

	2.1.6.	Litigation	9
	2.1.7.	Broker's Fee	9
	2.1.8.	Investigations; Litigation	9
	2.1.9.	Information for GSE Proxy Statement	10
	2.1.10.	Investment Purpose	10
ARTICLE III. REPRESENTATIONS AND WARRANTIES OF GSE
3.1.	Representations and Warranties of GSE		10
	3.1.1.	Organization and Standing	10
	3.1.2.	Agreement Authorized and its Effect on Other Obligations	10
	3.1.3.	Capitalization	11
	3.1.4.	Subsidiaries	11
	3.1.5.	Reports and Financial Statements	12
	3.1.6.	Liabilities	12
	3.1.7.	Additional GSE Information	12
	3.1.8.	No Undisclosed Defaults	15
	3.1.9.	Absence of Certain Changes and Events in GSE	15
	3.1.10.	Taxes	17
	3.1.11.	Intellectual Property	18
	3.1.12.	Title to Personal Property	19
	3.1.13.	Owned Real Property	19
	3.1.14.	Leased Real Property	20
	3.1.15.	Litigation	20
	3.1.16.	Environmental Compliance	20
	3.1.17.	Compliance with Other Laws	21
	3.1.18.	Broker's Fee	22
	3.1.19.	Benefit Plan Compliance	22
	3.1.20.	Investigations; Litigation	23
	3.1.21.	Information for Proxy Statement	23
	3.1.22.	Compliance with Export Laws	23
	3.1.23.	FIRPTA; Investment Company	23
	3.1.24.	Labor Matters	24
	3.1.25.	Insurance	24
	3.1.26.	Product Warranty	24
ARTICLE IV. OBLIGATIONS PENDING EFFECTIVE DATE
4.1.	Agreements of GSE and Parent		25
	4.1.1.	Pre-Merger Notification Filings	25
	4.1.2.	Proxy Statement	25
	4.1.3.	Notice of Material Developments	26
	4.1.4.	Further Assurances	26
4.2.	Additional Agreements of GSE		27
	4.2.1.	Maintenance of Present Business	27
	4.2.2.	Maintenance of Properties	27
	4.2.3.	Maintenance of Books and Records	27

	4.2.4.	Compliance with Law	27
	4.2.5.	Inspection of GSE	27
	4.2.6.	Prohibition of Certain Employment Arrangements	27
	4.2.7.	Prohibition of Certain Loans	28
	4.2.8.	Prohibition of Certain Commitments	28
	4.2.9.	Disposal of Assets	28
	4.2.10.	Maintenance of Insurance	28
	4.2.11.	GSE Acquisition Proposals	29
	4.2.12.	No Amendment to Certificate of Incorporation, etc	30
	4.2.13.	No Issuance, Sale, or Purchase of Securities	31
	4.2.14.	Prohibition on Dividends	31
	4.2.15.	Stockholders Meeting	31
	4.2.16.	Notice of Material Developments	31
	4.2.17.	Acquisitions	31
	4.2.18.	Affiliate Transactions	31
	4.2.19.	Litigation	31
	4.2.20.	Accounting Methods; Income Tax Elections	32
	4.2.21.	Third Party Confidentiality and Standstill Agreements	32
	4.2.22.	SEC Reports	32
	4.2.23.	Delisting	32
	4.2.24.	Debt Financing	32
4.3.	Additional Agreements of Parent		33
	4.3.1.	Financing	33
	4.3.2.	No Amendment to Merger Sub Certificate of Incorporation, etc	33
	4.3.3.	Limitation on Issuance of Merger Sub Stock	33
	4.3.4.	Adoption of Stock Option Plan	33
ARTICLE V. CONDITIONS PRECEDENT TO OBLIGATIONS
5.1.	Conditions Precedent to Obligations of Parent and Merger Sub		33
	5.1.1.	Representations and Warranties of GSE True at Effective Date	33
	5.1.2.	Opinion of GSE Counsel	34
	5.1.3.	Stockholder Approval	34
	5.1.4.	Hart-Scott-Rodino, etc	34
	5.1.5.	Consents	34
	5.1.6.	Financing	35
	5.1.7.	No Litigation	35
	5.1.8.	Certified Copies	35
	5.1.9.	Title Insurance	35
	5.1.10.	Survey	35
	5.1.11.	Payoff Letters	36
	5.1.12.	Employment Agreements	36
	5.1.13.	Dissenting Shares	36
	5.1.14.	Executive Options	36
	5.1.15.	TransAmerica Payoff	36
	5.1.16.	Thailand and Egypt Shareholders Agreements	36
	5.1.17.	Directors Options	37

5.2.	Conditions Precedent to Obligations of GSE		37
	5.2.1.	Representations and Warranties of Parent and Merger Sub True at Effective Date	37
	5.2.2.	Opinion of Counsel to Parent and Merger Sub	37
	5.2.3.	Stockholder Approval	38
	5.2.4.	Hart-Scott-Rodino, etc	38
	5.2.5.	Financing Completed	38
ARTICLE VI. TERMINATION AND ABANDONMENT
6.1.	Termination		38
	6.1.1.	By Mutual Consent	38
	6.1.2.	By Parent Because of Dissenting Stockholders	38
	6.1.3.	By GSE Because of Conditions Precedent	39
	6.1.4.	By GSE or Parent Due to a Superior GSE Transaction Proposal	39
	6.1.5.	By Parent Because of Conditions Precedent	39
	6.1.6.	By Parent Because of Material Adverse Change	39
	6.1.7.	By GSE or Parent Because of Legal Proceedings	39
	6.1.8.	By GSE or Parent if Merger due to Lapse of Time	40
6.2.	Termination by Board of Directors		0
6.3.	Effect of Termination		40
6.4.	Waiver of Conditions		40
6.5.	Expense on Termination		40
ARTICLE VII. ADDITIONAL AGREEMENTS
7.1.	Indemnification by Parent as to Proxy Statement		40
7.2.	Indemnification by GSE as to Proxy Statement		41
7.3.	Concerning GSE's Directors and Officers		41
	7.3.1.	Indemnification	41
	7.3.2.	Eligibility Determination	41
	7.3.3.	Advance Defense Costs	42
	7.3.4.	Separate Counsel in Certain Events	42
	7.3.5.	Notice of Claim	42
	7.3.6.	Insurance Tail	42
	7.3.7.	Existing Rights Preserved	43
	7.3.8.	Indemnified Parties are Third Party Beneficiaries	43
7.4.	Employee Benefits		43
7.5.	Option Notice		44
ARTICLE VIII. MISCELLANEOUS
8.1.	Entirety		44
8.2.	Counterparts		44
8.3.	Notices and Waivers		44
8.4.	Termination of Representations, Warranties, etc		45
8.5.	Table of Contents and Captions		45

8.6.	Successors and Assigns	45
8.7.	Severability.	45
8.8.	Injunctive and Other Relief.	45
8.9.	Submission to Jurisdiction	45
8.10.	Public Announcements	46
8.11.	Definitions	46

APPENDICES

Amended and Restated Certificate of Incorporation of GSE	App. I
Amended and Restated Bylaws of GSE	App. II
GEO Holdings Corp. 2004 Stock Option Plan	App. III

v

PLAN AND AGREEMENT OF MERGER

        PLAN AND AGREEMENT OF MERGER, dated as of December 31, 2003 ("Agreement"), by and among GEO Holdings Corp., a Delaware corporation ("Parent"), GEO Sub Corp., a Delaware corporation and a wholly-owned subsidiary of Parent ("Merger Sub"), and Gundle/SLT Environmental, Inc., a Delaware corporation ("GSE"). GSE and Merger Sub are hereinafter collectively referred to as the "Merging Corporations."

W I T N E S S E T H:

        WHEREAS, Parent is a corporation duly organized and validly existing under the laws of Delaware, with its principal executive office at 10 South Wacker Drive, Suite 3175, Chicago, Illinois 60606;

        WHEREAS, Merger Sub is a corporation duly organized and validly existing under the laws of Delaware, with its registered office at 1209 Orange Street, Wilmington, Delaware 19801, and its principal executive office at 10 South Wacker Drive, Suite 3175, Chicago, Illinois 60606;

        WHEREAS, all the issued and outstanding shares of common stock, par value $0.01 per share, of Merger Sub are presently held by Parent;

        WHEREAS, GSE is a corporation duly organized and validly existing under the laws of the State of Delaware, with its registered office at 1209 Orange Street, Wilmington, Delaware 19801 and its principal executive office at 19103 Gundle Road, Houston, Texas 77073;

        WHEREAS, the authorized capital stock of GSE consists of 1,000,000 shares of preferred stock, par value $1 per share, of which no shares are issued or outstanding; and 30,000,000 shares of common stock, par value $.01 per share ("GSE Common Stock"), of which at December 30, 2003 11,529,657 shares were issued and outstanding; an additional 1,841,461 shares were reserved for issuance in conjunction with various employee benefit plans (of which 1,484,000 relate to outstanding stock options and the remaining 357,461 are available to cover any future stock based benefit grants), and 7,089,261 shares of GSE Common Stock were held in GSE's treasury;

        WHEREAS, the board of directors of Parent and the respective boards of directors of Merger Sub and GSE deem it desirable and in the best interests of their respective entities and their respective stockholders, members or other owners, that Merger Sub be merged with and into GSE, pursuant to the provisions of Section 251 of the General Corporation Law of the State of Delaware, in exchange for the consideration herein provided for, and have proposed, declared advisable, and approved such merger pursuant to this Agreement, which Agreement has been duly approved by resolutions of the respective boards of directors of GSE, Merger Sub and Parent;

        NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, and in order to set forth the terms and conditions of the merger, the mode of carrying the same into effect, the manner and basis of converting (i) the presently outstanding shares of Merger Sub Common Stock into shares of the Surviving Corporation and (ii) the presently outstanding shares of GSE Common Stock into consideration herein provided for, and such other details and provisions as are deemed necessary or proper, the parties hereto agree as follows:

ARTICLE I.
MERGER

        1.1.    Surviving Corporation.    Subject to the adoption and approval of this Agreement by the requisite vote of the stockholders of GSE and to the other conditions hereinafter set forth, GSE and Merger Sub shall be, upon the Effective Date of the merger as defined in Paragraph 1.3 hereof, merged into a single surviving corporation, which shall be GSE, which shall continue its corporate existence and remain a Delaware corporation governed by and subject to the laws of that state.

        1.2.    Stockholder Approval.    This Agreement shall be submitted for adoption and approval by the stockholders of GSE in accordance with its certificate of incorporation, bylaws and the applicable laws of the State of Delaware, at a meeting called and held for such purpose. Parent, the sole stockholder of Merger Sub, has adopted and approved this Agreement and the merger contemplated hereby concurrently with execution of this Agreement.

        1.3.    Effective Date.    The merger shall become effective upon the filing by GSE and Merger Sub of a Certificate of Merger with the Secretary of State of the State of Delaware in accordance with Section 251(c) of the Delaware General Corporation Law ("DGCL"). The date upon which the merger shall become effective is referred to in this Agreement as the "Effective Date."

        1.4.    Continued Corporate Existence of Surviving Corporation.    On the Effective Date, the Certificate of Incorporation of GSE shall be amended and restated in its entirety into the form annexed hereto as Appendix I and shall be the Certificate of Incorporation of the Surviving Corporation (the "Restated Certificate of Incorporation"). In all other respects the identity, existence, purposes, powers, objects, franchises, rights, and immunities of GSE, the surviving corporation of the merger, shall continue unaffected and unimpaired by the merger, and the corporate identity, existence, purposes, powers, objects, franchises, rights, and immunities of Merger Sub shall be wholly merged into GSE, the "Surviving Corporation," and GSE shall be fully vested therewith. Accordingly, on the Effective Date, the separate existence of Merger Sub, except insofar as continued by statute, shall cease.

        1.5.    Governing Law and Certificate of Incorporation of Surviving Corporation.    The laws of Delaware shall continue to govern the Surviving Corporation. On the Effective Date, the Restated Certificate of Incorporation shall be the certificate of incorporation of the Surviving Corporation until further amended in the manner provided by law.

        1.6.    Bylaws of Surviving Corporation.    Effective as of the Effective Date, the bylaws of GSE shall be amended and restated in their entirety in the form attached hereto as Appendix II (the "Restated Bylaws"), and the Restated Bylaws shall be the bylaws of the Surviving Corporation until altered, amended, or repealed, or until new bylaws shall be adopted in accordance with the provisions of law, the Restated Certificate of Incorporation and the Restated Bylaws.

        1.7.    Directors and Officers of Surviving Corporation.

          1.7.1.    Directors of Surviving Corporation.    The names and addresses of the persons who, upon the Effective Date, shall constitute the board of directors of the Surviving Corporation, and who shall hold office until the first annual meeting of stockholders of the Surviving Corporation next following the Effective Date, are as follows:

Name	Address
Daniel J. Hennessy	10 South Wacker Drive, Suite 3175, Chicago, Illinois 60606
Brian P. Simmons	10 South Wacker Drive, Suite 3175, Chicago, Illinois 60606
Marcus J. George	10 South Wacker Drive, Suite 3175, Chicago, Illinois 60606
Samir T. Badawi	19103 Gundle Road, Houston, Texas 77073

          1.7.2.    Officers of the Surviving Corporation.    The incumbent officers of GSE immediately prior to the Effective Date shall continue to hold their respective offices in the Surviving Corporation from and after the Effective Date and until the first meeting of directors following the next annual meeting of stockholders thereof, or until their successors are theretofore or thereafter selected in accordance with the Restated Bylaws.

          1.7.3.    Vacancies.    On or after the Effective Date, if a vacancy shall exist for any reason in the board of directors or in any of the offices of the Surviving Corporation, such vacancy shall be filled in the manner provided in the Restated Certificate of Incorporation and/or Restated Bylaws of the Surviving Corporation.

        1.8.    Capital Stock of Surviving Corporation.

          1.8.1.    Capital Stock of Surviving Corporation.    The authorized number of shares of capital stock of the Surviving Corporation, and the par value, designations, preferences, rights, and limitations thereof, and the express terms thereof, shall be as set forth in the Restated Certificate of Incorporation.

        1.9.    Conversion of Securities upon Merger.

          1.9.1.    General.    The manner and basis of converting the issued and outstanding shares of the capital stock of each of the Merging Corporations into shares of the capital stock of the Surviving Corporation or other consideration herein provided for shall be as hereinafter set forth in this Paragraph 1.9.

          1.9.2.    Conversion of Merger Sub Common Stock.    On the Effective Date, each share of Merger Sub Common Stock then issued and outstanding, without any action on the part of the holders thereof, shall automatically become and be converted into one fully paid and nonassessable share of issued and outstanding Surviving Corporation Common Stock (the "GSE Shares").

          1.9.3.    Conversion of GSE's Common Stock; Treatment of GSE Options.

            1.9.3.1.    Conversion of Stock.    On the Effective Date, each share of common stock, par value $.01 per share, of GSE then issued and outstanding (excluding any GSE shares then owned by Parent or Merger Sub, any such shares which may then be held in the treasury of GSE (all of which shares shall cease to exist) and Dissenting Shares), without any action on the part of the holders thereof, shall automatically become and be converted into the right to receive $18.50 in cash from the Surviving Corporation upon surrender, in accordance with Paragraph 1.9.5, of certificates theretofore evidencing shares of GSE Common Stock (collectively, the "GSE Merger Consideration").

            1.9.3.2.    Cancellation of Employee Options.    Effective immediately prior to the consummation of the transactions contemplated by this Agreement, the Company shall cancel each option to acquire equity securities of GSE (except for the Rollover Options and the Director Options (as defined below)), and each holder of such an option shall thereafter be entitled to receive, for each share subject to each such option, the amount by which $18.50 exceeds the exercise price for such share (the aggregate of such amounts, the "GSE Employee Option Consideration") upon surrender, in accordance with Paragraph 1.9.5, of the associated option agreement and such other instruments of assignment that the Surviving Corporation may reasonably request. Each such option shall be deemed to be fully vested and exercisable in its entirety.

            1.9.3.3.    Surrender of Director Options.    Effective as of the Effective Date, each holder of an option under the Company's 1996 Nonqualified Stock Option Plan for Non-Employee Directors or any other option to acquire GSE's capital stock not described in Paragraph 1.9.3.2 (a "Director Option") shall be entitled to receive, for each share subject to each such option, the amount by which $18.50 exceeds the exercise price for such share (the aggregate of such amounts, together with the "GSE Employee Option Consideration", the "GSE Option Consideration") upon surrender, in accordance with Paragraph 1.9.5, of the associated option agreement for cancellation and such other instruments of assignment that the Surviving Corporation may reasonably request. Each such option shall be deemed to be fully vested and exercisable in its entirety.

          1.9.4.    Exchange of Merger Sub's Stock Certificates.    On the Effective Date, Parent shall surrender the outstanding certificates theretofore representing shares of Merger Sub Common Stock to GSE and shall receive in exchange therefor a certificate or certificates representing the number of GSE Shares into which the shares of Merger Sub Common Stock theretofore represented by the certificate or certificates so surrendered shall have been converted as aforesaid.

          1.9.5.    Exchange of GSE's Stock Certificates and Options

            1.9.5.1.    Stock Certificates.    As promptly as practicable after the Effective Date, each holder of an outstanding certificate or certificates theretofore representing shares of GSE Common Stock other than Dissenting Shares may surrender the same to an exchange agent of the Surviving Corporation to be designated by Parent ("Exchange Agent") and such holder shall be entitled upon such surrender to receive in exchange therefor a certified or bank cashier's check in the amount of $18.50 per share of GSE Common Stock represented by such certificate or such integral multiple thereof into which the shares of common stock of GSE theretofore represented by the certificate or certificates so surrendered shall have been converted as aforesaid. From and after the Effective Date and to the date of such surrender, each outstanding certificate which prior to the Effective Date represented shares of GSE Common Stock shall represent the right, and only the right, to receive payment in cash of the amounts into which the shares of GSE Common Stock have been so automatically converted; no interest shall accrue or be payable with respect to such amounts pending the surrender of GSE certificates in exchange therefor.

            1.9.5.2.    Employee Options.    As promptly as practicable after the Effective Date, each holder of an option to acquire equity securities of GSE canceled pursuant to Paragraph 1.9.3.2 may surrender the associated option agreement and such other instruments of assignment that the Surviving Corporation may reasonably request to the Exchange Agent and such holder shall be entitled upon such surrender to receive in exchange therefor a certified or bank cashier's check in an amount equal to, for each such share subject to each such surrendered option, the amount by which $18.50 exceeds the exercise price for such share or such integral multiple thereof into which the options to acquire equity GSE equity securities theretofore represented by the documents so surrendered shall be entitled as aforesaid. From and after the Effective Date and to the date of such surrender, any agreement which prior to the Effective Date represented an option to acquire equity securities of GSE that is canceled pursuant to Paragraph 1.9.3.2 shall represent the right, and only the right, to receive payment in cash of the amounts to which the holder of such option is entitled as provided for herein; no interest shall accrue or be payable with respect to such amounts pending the surrender of the option agreement (or any other documentation) in exchange therefor.

            1.9.5.3.    Director Options.    As promptly as practicable after the Effective Date, each holder of a Director Option may surrender the associated option agreement and such other instruments of assignment that the Surviving Corporation may reasonably request to the Exchange Agent and such holder shall be entitled upon such surrender to receive in exchange therefor a certified or bank cashier's check in an amount equal to, for each such share subject to each such surrendered option, the amount by which $18.50 exceeds the exercise price for such share or such integral multiple thereof into which the options to acquire equity GSE equity securities theretofore represented by the documents so surrendered shall be entitled as aforesaid. Upon such surrender, each Director Option shall be canceled. No interest shall accrue or be payable with respect to such amounts pending the surrender of the option agreement (or any other documentation) in exchange therefor.

          1.9.6.    Withholding Rights.    Parent, the Exchange Agent and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of an outstanding certificate or certificates representing GSE Common Stock or an option as described in Paragraph 1.9.3 such amounts as Parent, the Exchange Agent or the Surviving Corporation is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), or any provision of state, local, or foreign tax law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority by Parent, the Exchange Agent or the Surviving Corporation, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the certificate representing GSE Common Stock or an option as described in Paragraph 1.9.3 in respect of which such deduction and withholding was made by Parent, the Exchange Agent or the Surviving Corporation.

          1.9.7.    Unclaimed Funds; Escheat.    All funds deposited with the Exchange Agent or held by the Surviving Corporation, in trust, for the payment of the amounts into which the outstanding shares of GSE Common Stock shall have been converted in the merger, and remaining unclaimed for 180 days after the Effective Date shall be paid to the Surviving Corporation; and the holder of any unexchanged certificate or certificates which prior to the Effective Date represented shares of GSE Common Stock shall thereafter look only to the Surviving Corporation for payment thereof upon surrender of such certificate or certificates to the Surviving Corporation. Notwithstanding the foregoing, none of the Surviving Corporation, Parent or Merger Sub will be liable to any former holder of GSE Common Stock for any portion of the GSE Merger Consideration delivered to any public official pursuant to any applicable abandoned property, escheat or comparable law.

          1.9.8.    Merger Sub's Transfer Books Closed.    Upon the Effective Date, the stock transfer books of Merger Sub shall be deemed closed, and no transfer of any certificates theretofore representing shares of Merger Sub Common Stock shall thereafter be made or consummated.

          1.9.9.    GSE's Transfer Books Closed.    Upon the Effective Date, the stock transfer books of GSE shall be deemed closed, and no transfer of any certificates theretofore representing shares of GSE Common Stock shall thereafter be made or consummated.

          1.9.10.    GSE Fractional Shares.    No certificates for fractional share interests of GSE Shares will be issued in exchange for any fractional share interest in Merger Sub Common Stock, but, in lieu thereof, GSE will settle any such fractional share interests in cash on the basis of the closing price for GSE Common Stock on the New York Stock Exchange on the last trading day before the Effective Date.

        1.10.    Assets and Liabilities

          1.10.1.    Assets and Liabilities of Merging Corporations Become Those of Surviving Corporation.    On the Effective Date, all rights, privileges, powers, immunities, and franchises of each of the Merging Corporations, both of a public and private nature, and all property, real, personal, and mixed, and all debts due on whatever account, as well as stock subscriptions and all other choses or things in action, and all and every other interest of or belonging to or due to either of the Merging Corporations, shall be taken by and deemed to be transferred to and shall be vested in the Surviving Corporation without further act or deed, and all such rights, privileges, powers, immunities, and franchises, property, debts, choses or things in action, and all and every other interest of each of the Merging Corporations shall be thereafter as effectually the property of the Surviving Corporation as they were of the respective Merging Corporations, and the title to any real or other property, or any interest therein, whether vested by deed or otherwise, in either of the Merging Corporations, shall not revert or be in any way impaired by reason of the merger, provided, however, that all rights of creditors and all liens upon any properties of each of the Merging Corporations shall be preserved unimpaired, and all debts, liabilities, restrictions, obligations, and duties of the respective Merging Corporations, including without limitation all obligations, liabilities and duties as lessee under any existing lease, shall thenceforth attach to the Surviving Corporation and may be enforced against and by it to the same extent as if such debts, liabilities, duties, restrictions and obligations had been incurred or contracted by it. Any action or proceeding pending by or against either of the Merging Corporations may be prosecuted to judgment as if the merger had not taken place, or the Surviving Corporation may be substituted in place of either of the Merging Corporations.

          1.10.2.    Conveyances to Surviving Corporation.    The Merging Corporations hereby agree, respectively, that from time to time, as and when requested by the Surviving Corporation, or by its successors and assigns, they will execute and deliver or cause to be executed and delivered, all such deeds, conveyances, assignments, permits, licenses and other instruments, and will take or cause to be taken such further or other action as the Surviving Corporation, its successors or assigns, may deem necessary or desirable to vest or perfect in or confirm to the Surviving Corporation, its successors and assigns, title to and possession of all the property, rights, privileges, powers, immunities, franchises, and interests referred to in this Paragraph 1.10 and otherwise carry out the intent and purposes of this Agreement.

          1.10.3.    Accounting Treatment.    The assets and liabilities of the Merging Corporations shall be taken up on the books of the Surviving Corporation in accordance with generally accepted accounting principles.

          1.10.4.    Dissenting Stockholders of GSE.    Notwithstanding anything in this Agreement to the contrary, any shares of GSE Common Stock issued and outstanding immediately prior to the Effective Date and held by a holder (a "Dissenting Stockholder") who has not voted in favor of the merger or consented thereto in writing and who has properly demanded appraisal for such Common Shares in accordance with the DGCL ("Dissenting Shares") shall not be converted into a right to receive the merger consideration on the Effective Date in accordance with Paragraph 1.9.5 hereof, but shall represent and become the right to receive such consideration as may be determined to be due to such Dissenting Stockholder pursuant to the laws of the State of Delaware, unless and until such holder fails to perfect or withdraws or otherwise loses such holder's right to appraisal and payment under the DGCL. If, after the Effective Date, such holder fails to perfect or withdraws or otherwise loses such holder's right to appraisal, such former Dissenting Shares held by such holder shall be treated as if they had been converted as of the Effective Date into a right to receive, upon surrender as provided above, the merger consideration, without any interest thereon, in accordance with Paragraph 1.9.5 hereof. GSE shall give Merger Sub prompt notice of any demands received by GSE for appraisal of GSE Common Stock, withdrawals of such demands and any other instruments served pursuant to the DGCL and received by GSE and Merger Sub shall have the right to direct all negotiations and proceedings with respect to such demands. GSE shall not, except with the prior written consent of Merger Sub, make any payment with respect to, or settle or offer to settle, any such demands.

        1.11.    Payoff of Indebtedness.    On the Effective Date, GSE shall repay the indebtedness set forth on Schedule 1.11 pursuant to the Payoff Letters.

ARTICLE II.
REPRESENTATIONS AND WARRANTIES OF
PARENT AND MERGER SUB

        2.1.    Representations and Warranties of Parent and Merger Sub.    Parent and Merger Sub jointly and severally represent and warrant as follows:

          2.1.1.    Organization and Standing.    Parent is duly organized and validly existing as a corporation under the laws of the State of Delaware. Merger Sub is a newly formed corporation duly organized, validly existing and in good standing under the laws of the State of Delaware; Merger Sub has engaged in no business other than in connection with this Agreement. Parent and Merger Sub each has the full requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.

          2.1.2.    Agreement Authorized and its Effect on Other Obligations.    This Agreement has been approved by the Parent as the sole stockholder of Merger Sub, which approval shall remain in full force and effect through consummation of the merger contemplated by this Agreement or earlier termination pursuant to and in accordance with the provisions of Paragraph 6.1 hereof. The consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub, and this Agreement is a valid and binding obligation of Parent and Merger Sub enforceable against each of them (subject to normal equitable principles) in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, debtor relief or similar laws affecting the rights of creditors generally. At the Effective Date, the consummation of the merger contemplated by this Agreement will not conflict with or result in a violation or breach of any term or provision of, nor constitute a default under (i) the certificate of incorporation or bylaws of Merger Sub or the comparable organizational documents of Parent or (ii) any obligation, indenture, mortgage, deed of trust, lease, contract or other agreement to which Parent or any of its subsidiaries (including Merger Sub) is a party or by which any of them or their properties are bound, other than such violations, breaches or defaults as would not materially and adversely affect their performance under this Agreement or consummation of the transactions herein contemplated.

          2.1.3.    Financial Capability.    An executed commitment letter (the "Debt Financing Letter") is included as Schedule 2.1.3 attached hereto. As of the date hereof, the Debt Financing Letter is in full force and effect and has not been amended in any material respect. Assuming all of the representations and warranties of the Company set forth herein are true, subject to the terms and conditions of the Debt Financing Letter, the funds contemplated to be received pursuant to the Debt Financing Letter, together with the rollover contributions to be made as contemplated by this Agreement and the equity funds to be provided by equity investors in Parent, will be sufficient to consummate the Merger and to pay all related fees and expenses.

          2.1.4.    Capitalization.    The authorized capitalization of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share (the "Merger Sub Common Stock"), at the date hereof, 100 shares were issued and outstanding, all the outstanding shares of which were owned of record and beneficially by Parent and certificated only in units of one share or integral multiples thereof. There exist no outstanding options, subscriptions, warrants, calls, or similar commitments to purchase, issue or sell or to convert any securities or obligations into any of the authorized or issued capital stock of Merger Sub or any securities or obligations convertible into or exchangeable for such capital stock.

          2.1.5.    No Undisclosed Defaults.    Merger Sub is not a party to, or bound by, any material contract or arrangement of any kind to be performed after the Effective Date, nor is Merger Sub in default in any material obligation or covenant on their part to be performed under any material obligation or other arrangement.

          2.1.6.    Litigation.    There is no suit, action, or legal, administrative, arbitration, or other proceeding or governmental investigation pending to which Parent or Merger Sub is a party or, to the knowledge of Parent and Merger Sub, might become a party that would materially and adversely affect their performance under this Agreement or the consummation of the transactions herein contemplated.

          2.1.7.    Broker's Fee.    Neither Parent nor Merger Sub has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement, or any other transaction, for which GSE could become liable or obligated.

          2.1.8.    Investigations; Litigation.    Except as required pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1978, as amended, and the rules and regulations promulgated thereunder (collectively, "HSR") and any applicable comparable foreign laws and regulations, (i) no investigation or review by any governmental entity with respect to Parent or Merger Sub or any of the transactions contemplated by this Agreement is pending or, to the best knowledge of Parent and Merger Sub, threatened, nor has any governmental entity indicated to Parent or Merger Sub an intention to conduct the same, and (ii) there is no action, suit or proceeding pending or, to the best knowledge of Parent and Merger Sub, threatened against or affecting Parent or Merger Sub at law or in equity, or before any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, which either individually or in the aggregate, will or is likely to (i) prevent the consummation of the transactions contemplated by this Agreement or (ii) result in any Material Adverse Change (as defined in Paragraph 4.1.3) in Parent and/or Merger Sub.

          2.1.9.    Information for GSE Proxy Statement.    All information and data (including financial statements) concerning Parent and Merger Sub which is or will be included in the proxy statement of GSE containing information required by Regulation 14A under the Exchange Act, and, if applicable, Rule 13e-3 and Schedule 13E-3 under the Exchange Act (together with all amendments and supplements thereto, the "Proxy Statement") to be used by GSE in connection with the transactions contemplated by this Agreement will be furnished by Parent and Merger Sub for inclusion therein and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading.

          2.1.10.    Investment Purpose.    Parent is acquiring the GSE Shares pursuant to the merger contemplated hereby for its own account and for investment purposes only and not with a view toward or for sale in connection with, any distribution thereof, nor with the present intention of distributing or selling the GSE Shares.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF GSE

        3.1.    Representations and Warranties of GSE.    GSE represents and warrants to Parent as follows (provided that, except for Schedule 3.1.6 (Liabilities), Schedule 3.1.10 (Taxes), Schedule, 3.1.15 (Litigation), Schedule 3.1.16 (Environmental Compliance) (which shall be the only schedules applicable to the subject matter thereof, subject to express cross-references to other schedules on Schedule 3.1.6 or Schedule 3.1.16), any item or matter required to be disclosed on a particular Schedule pursuant to Paragraph 3 of this Agreement shall be deemed to have been disclosed if information for such item or matter complying with such disclosure requirements is set forth on another schedule under this Agreement to the extent that it is reasonably apparent from a reading of such disclosure item that it would also qualify or apply to such other schedule):

          3.1.1.    Organization and Standing.    GSE is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has full requisite corporate power and authority to carry on its business as it is currently conducted, and to own and operate the properties currently owned and operated by it, and is duly qualified or licensed to do business and is in good standing as a foreign corporation authorized to do business in all jurisdictions in which the character of the properties owned or the nature of the business conducted by it would make such qualification or licensing necessary, except where the failure to be so qualified or licensed would not result in a Material Adverse Change. GSE has the full requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.

          3.1.2.    Agreement Authorized and its Effect on Other Obligations.    Upon approval of this Agreement by the stockholders of GSE, the consummation of the transactions contemplated hereby will have been duly and validly authorized by all necessary corporate action on the part of GSE, and this Agreement is a valid and binding obligation of GSE enforceable against GSE (subject to normal equitable principles) in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, debtor relief or similar laws affecting the rights of creditors generally. Neither the execution and delivery of this Agreement nor the consummation of the merger contemplated by this Agreement will conflict with or result in a violation or breach of any term or provision of, result in the acceleration of, or constitute a default under (i) the certificate of incorporation or bylaws of GSE, (ii) except as set forth in Schedule 3.1.2, any obligation, indenture, mortgage, deed of trust, lease, contract or other agreement to which GSE or any of its subsidiaries is a party or by which any of them or their properties are bound, or (iii) any constitution, statute, regulation, rule, injunction, judgment, order, ruling or other restriction of any government, agency, or court to which GSE or its direct or indirect Subsidiaries is subject.

          3.1.3.    Capitalization.    The entire authorized Capital Stock of GSE consists of 1,000,000 shares of preferred stock, $1 par value, of which no shares are issued or outstanding; and 30,000,000 shares of GSE Common Stock, of which, at December 30, 2003, 11,529,657 shares were issued and outstanding, an additional 1,841,461 shares were reserved for issuance in connection with various Benefit Plans (of which 1,484,000 related to outstanding stock options and the remaining 357,461 are available to cover any subsequent stock based benefit grants); and 7,089,261 shares of GSE Common Stock are held in GSE's treasury; provided that the only changes in any of the foregoing between December 30, 2003 and the date of this Agreement shall be due only to the exercise, between December 30, 2003 and the date of this Agreement, of stock options for GSE Common Stock issued and outstanding as of December 30, 2003 and the issuance of shares of GSE Common Stock (not to exceed 3,000) pursuant to GSE's employee stock purchase plan. All of the issued and outstanding shares of GSE Capital Stock have been duly authorized and are validly issued, fully paid, and non-assessable. Other than as set forth on Schedule 3.1.3, there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require GSE to issue, sell or otherwise cause to become outstanding any of its capital stock. Other than as set forth on Schedule 3.1.3, there are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to GSE.

          3.1.4.    Subsidiaries.    All outstanding equity securities of the entities owned in whole or in part by GSE and the owners thereof are set forth on Schedule 3.1.4 and, (a) if such securities are shares of stock of a corporation, all such shares are validly issued, fully paid, and nonassessable, and, (b) with respect to all such equity securities, except as set forth in Schedule 3.1.4, GSE has good and marketable title thereto free and clear of any mortgage, pledge, lien, charge, security interest, option, right of first refusal, preferential purchase right, defect, encumbrance or other right of any other person or entity (collectively, an "Encumbrance"). Each such subsidiary is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction under which it is incorporated and has full requisite corporate power and authority to own its property and carry on its business as presently conducted by it and is, or on the Effective Date will be, duly qualified or licensed to do business and is, or on the Effective Date will be, in good standing as a foreign corporation authorized to do business in all jurisdictions in which the character of the properties owned or the nature of the business conducted makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not result in a Material Adverse Change.

          As hereinafter used in this Article III, the term "GSE" also includes any and all of its directly and indirectly held subsidiaries (including, without limitation, each entity set forth on Schedule 3.1.4), except where the context requires the contrary. References to GSE's "subsidiaries" in this Agreement shall include any and all of GSE's directly and indirectly held subsidiaries (including, without limitation, each entity set forth on Schedule 3.1.4).

          3.1.5.    Reports and Financial Statements.    GSE has previously furnished to Parent true and complete copies of (a) all annual reports filed with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), since December 31, 1999, (b) GSE's quarterly and other reports filed with the Commission since December 31, 2002, (c) all definitive proxy solicitation materials filed with the Commission since December 31, 1999, and (d) any registration statements declared effective by the Commission since December 31, 1999 (items (a)-(d) collectively, the "Reports"). The consolidated financial statements of GSE and its subsidiaries included in GSE's most recent report on Form 10-K and most recent report on Form 10-Q, and any other reports filed with the Commission by GSE under the Exchange Act were, or will be, prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved ("GAAP") and fairly present, or will present, the consolidated financial position for GSE and its subsidiaries as of the dates thereof and the consolidated results of their operations and changes in financial position for the periods then ended; and the Reports did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. GSE has filed with the Commission all Reports required to be filed by GSE under the Exchange Act and the rules and regulations of the Commission. Each of the Reports has complied in all material respects with the Exchange Act or the Securities Act of 1933, as amended, as applicable.

          3.1.6.    Liabilities.    GSE does not have any material liabilities or obligations (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) or have any knowledge of any potential liabilities or obligations (including any liability for taxes) other than those (i) disclosed in the Reports, (ii) incurred in the ordinary course of business consistent with past practice since September 30, 2003, (iii) professional expenses incurred in connection with the merger contemplated by this Agreement since September 30, 2003 or (iv) set forth on Schedule 3.1.6 hereto.

          3.1.7.    Additional GSE Information.    Attached as Schedule 3.1.7 are true, complete and correct lists of the following items, and GSE agrees that upon the request of

  Parent, it will furnish to Parent true, complete and correct copies of any documents referred to in such lists:

            3.1.7.1.    Real Estate.    (a) The address of each parcel of land, together with all buildings, improvements and fixtures (it being understood that such improvements and fixtures are disclosed on Schedule 3.1.7.2) located thereon owned by GSE, (the "Owned Real Property") and (b) all leases, subleases, licenses, concessions and other agreements (written or oral) (the "Leases"), pursuant to which GSE holds a leasehold or subleasehold estate in, or are granted the right to use or occupy, any land, buildings, improvements, fixtures or other interest in real property which is used in their operations as currently conducted (the "Leased Real Property") and the address of each Leased Real Property;

            3.1.7.2.    Machinery and Equipment.    All machinery, transportation equipment, equipment, furnishings, and fixtures (excluding such items as did not have a cost basis of $2,000 or more at their respective dates of acquisition by GSE) owned, leased (other than in the ordinary course of business) or subject to a contract of purchase and sale, or lease commitment, by GSE with a description of the nature and amount of any Encumbrances thereon, all as of November 30, 2003; provided that there have been no material acquisitions or dispositions of any of the foregoing or any agreements for the acquisition or disposition of the foregoing between November 30, 2003 and the date of this Agreement;

            3.1.7.3.    Inventory and Construction Contracts.    All inventory items or groups of inventory items owned by GSE, classified by location and type of inventory, together with a list of each construction contract (including the revenue recognized through November 30, 2003, and estimated revenue and cost to complete) which is to be performed in whole or in part after the date of this Agreement;

            3.1.7.4.    Receivables.    All accounts and notes receivable of GSE, together with an aging Schedule as of November 30, 2003;

            3.1.7.5.    Payables.    All accounts and notes payable of GSE, together with an aging Schedule as of November 30, 2003;

            3.1.7.6.    Insurance.    All insurance policies or bonds maintained by GSE effective as of January 1, 2004, including title insurance policies, with respect to GSE, including those covering GSE's properties, buildings, machinery, equipment, fixtures, employees and operations, as well as a listing of any premiums, audit adjustments or retroactive adjustments due or pending on such policies or any predecessor policies;

            3.1.7.7.    Material Contracts.    Each contract including each lease under which GSE is lessor or lessee, which is to be performed in whole or in part after the date of this Agreement, and which involves or may involve aggregate payments by or to GSE of $100,000 or more after such date or which is otherwise material to the business of GSE (the "Material Contracts"). Except as disclosed on Schedule 3.1.7.7, (i) GSE is not, and, to GSE's knowledge, no other party is, in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any Material Contract to which it is a party and (ii) to GSE's knowledge, there has not occurred any event that, with the lapse of time or giving of notice or both, would constitute such a default. All contracts listed on Schedule 3.1.7.7 are valid and binding, in full force and effect and enforceable against GSE, and to GSE's knowledge, the other parties thereto, in accordance with their respective terms (subject to normal equitable principles).

            3.1.7.8.    Employee Benefit Plans.    All written or oral, qualified or non-qualified bonus, incentive compensation, deferred compensation, profit-sharing, stock option, stock purchase, retirement, pension, welfare, group insurance, death benefit, or other fringe benefit plans, arrangements or trust agreements sponsored, maintained or contributed to by GSE effective as of January 1, 2004, or under which GSE has any liability, together with copies of the most recent annual reports with respect to such plans, or trust or other funding arrangements filed with any governmental agency and all Internal Revenue Service determination letters that have been received with respect to such plans (collectively, "GSE Benefit Plans"). "Foreign Plan" shall mean any GSE Benefit Plan that is established pursuant to or governed by laws of a jurisdiction other than the United States or a jurisdiction thereof. "Benefit Plan" shall mean any GSE Benefit Plan that is not a Foreign Plan;

            3.1.7.9.    Certain Salaries.    The names and salary rates of all present officers and employees of GSE whose current regular annual salary rate is $100,000 or more, except for such officers and employees, whose compensation is not disclosable pursuant to the rules and regulations of the Exchange Act but whose names and salary rates have otherwise been disclosed to Parent, together with any bonuses paid or estimated bonuses payable to such persons for the fiscal year ended December 31, 2003, and, to the extent existing on the date of this Agreement, all arrangements with respect to any bonuses to be paid to them from and after the date of this Agreement;

            3.1.7.10.    Bank Accounts.    The name of each bank in which GSE has an account and the names of all persons authorized to draw thereon;

            3.1.7.11.    Employee Agreements.    Any collective bargaining agreements of GSE with any labor union or any agreements or arrangements with other representative of employees, including amendments, supplements, and written or oral understandings, and all current employment and consulting agreements of GSE providing for compensation in excess of $100,000 per year;

            3.1.7.12.    Intellectual Property Rights.    All patents, trademarks, registered copyrights, material unregistered copyrights, domain names, applications filed with respect to any of the foregoing, and license agreements with respect to Intellectual Property Rights, excluding off-the-shelf computer software licenses.

            3.1.7.13.    Trade Names.    All trade names and fictitious names used or held by GSE, whether and where such names are registered and where used;

            3.1.7.14.    Promissory Notes.    All long-term and short-term promissory notes, installment contracts for the payment of money, loan agreements, credit agreements, and any other agreements of GSE relating thereto or with respect to collateral securing the same which are to be performed in whole or in part after the date of this Agreement;

            3.1.7.15.    Guaranties.    All indebtedness, liabilities and commitments of others and as to which GSE is a guarantor, endorser, co-maker, surety, or accommodation maker, or is contingently liable therefore (excluding liabilities as an endorser of checks and the like in the ordinary course of business) and all letters of credit, whether stand-by or documentary, issued by any third party;

            3.1.7.16.    Reserves and Accruals.    All accounting reserves and accruals maintained in the GSE financial statements (in the aggregate) as of November 30, 2003;

            3.1.7.17.    Environment.    All environmental permits, approvals, certifications, licenses, registrations, orders and decrees applicable to current operations conducted by GSE and all environmental audits, assessments, investigations and reviews on any property currently owned or used by GSE that are either material or are otherwise reasonably available to GSE.

          3.1.8.    No Undisclosed Defaults.    Except as may be specified in the Reports or in Schedule 3.1.8, GSE is not in default in any material obligation or covenant on its part to be performed under any material obligation, lease, contract, order, plan or other arrangement.

          3.1.9.    Absence of Certain Changes and Events in GSE.    Except as set forth in Schedule 3.1.9 hereto, other than as a result of the transactions contemplated by this Agreement, since June 30, 2003, GSE has conducted its business only in the ordinary course and in a manner consistent with past practice and there has not been:

            3.1.9.1.    Financial Change.    Any Material Adverse Change in the financial condition, operations, assets or business of GSE;

            3.1.9.2.    Property Damage.    Any material damage, destruction, or loss to the business or properties of GSE (whether or not covered by insurance);

            3.1.9.3.    Dividends.    Any declaration, setting aside, or payment of any dividend or other distribution in respect of any dividend or other distribution in respect of GSE's capital stock, or any direct or indirect redemption, purchase or any other acquisition of such stock by GSE;

            3.1.9.4.    Capitalization Change.    Any change in the capital stock or in the number of shares or classes of GSE's authorized capital stock as described in Paragraph 3.1.3;

            3.1.9.5.    Labor Disputes.    Any labor dispute (other than routine grievances);

            3.1.9.6.    Change in Accounting Method or Practice.    Any change in any method of accounting or accounting practice by GSE, except for any such change required by reason of a concurrent change in United States generally accepted accounting principles;

            3.1.9.7.    Revaluation of Assets.    Any revaluation by GSE of a material asset (including, without limitation, writing down of the value of inventory or writing-off of notes or accounts receivable except in the ordinary course of business consistent with past practice to the extent that any such write-downs or write-offs are not, individually or in the aggregate, material to GSE);

            3.1.9.8.    Contracts.    Any transaction or commitment made, or any contract or agreement entered into, by GSE relating to its assets or business (including, without limitation, the acquisition, disposition, leasing or licensing of any tangible or intangible assets) or any relinquishment by GSE of any contract or other right, in either case, material to GSE taken as a whole, other than transactions and commitments in the ordinary course of business consistent with past practice and those contemplated by this Agreement;

            3.1.9.9.    Guarantees.    Any incurrence, assumption or guarantee by GSE of any indebtedness for borrowed money other than in the ordinary course of business and in amounts and on terms consistent with past practices;

            3.1.9.10.    Benefits.    Any material increase in the benefits under, or the establishment, material amendment or termination of, any Benefit Plan or Foreign Plan (as defined in Paragraph 3.1.7.8) (other than as required by laws of the applicable foreign jurisdiction) covering current or former employees, officers or directors of GSE, or any material increase (other than as provided by the terms of contracts disclosed on Schedule 3.1.7) in the compensation payable or to become payable to or any other material change in the employment terms for any directors or officers of GSE or any other employee earning noncontingent cash compensation in excess of $100,000 per year, other than as provided in the agreements listed on Schedules 3.1.7.8, 3.1.7.9 or 3.1.7.11, and except for such officers and employees whose compensation is not disclosable pursuant to the rules and regulations of the Exchange Act but that have been otherwise disclosed to Parent;

            3.1.9.11.    Encumbrances.    Any creation or assumption by GSE of any Encumbrance on any material asset(s) (alone or in the aggregate) other than in the ordinary course of business consistent with past practice;

            3.1.9.12.    Loans.    Any making of any loan, advance or capital contributions to or investment in any entity or person other than loans, advances or capital contributions to or investments in wholly-owned subsidiaries made in the ordinary course of business consistent with past practice;

            3.1.9.13.    Employment Agreements.    Any entry by GSE into any employment, consulting, severance, termination or indemnification agreement with any director or officer of GSE or entry into any such agreement with any person for a noncontingent cash amount in excess of $100,000 per year or outside the ordinary course of business, other than as provided in the agreements listed on Schedules 3.1.7.8, 3.1.7.9 or 3.1.7.11;

            3.1.9.14.    Subsidiaries.    Any authorization of, or agreement by GSE to take, any of the actions described in this Paragraph 3.1.9, except as expressly contemplated by this Agreement;

            3.1.9.15.    Other Material Changes.    Any other event or condition known to GSE particularly pertaining to and adversely affecting the operations, assets or business of GSE (other than events or conditions which are of a general or industry-wide nature and of general public knowledge) which would constitute a Material Adverse Change in GSE;

            3.1.9.16.    No Commitments.    Any commitment to any of the foregoing, except for the transactions expressly contemplated to be consummated pursuant to this Agreement.

          3.1.10.    Taxes.    Except as set forth in Schedule 3.1.10, proper and accurate Federal, state and local income, value added, sales, use, franchise, gross revenue, turnover, excise, payroll, property, employment, customs duties and any and all other tax returns, reports, estimates and other documents (including Schedules or any related or supporting information) required to be filed with any governmental entity have been timely filed with appropriate governmental agencies, domestic and foreign, by GSE for each period for which any returns, reports, or estimates were due (taking into account any extensions of time to file before the date hereof). All such tax returns have been prepared in compliance with all applicable laws and regulations and all such tax returns are true, complete and accurate in all material respects; all taxes due and payable have been paid and the tax provision reflected in GSE's consolidated financial statements as of November 30, 2003 is adequate, in accordance with GAAP, and equals or exceeds the liabilities of GSE at the date thereof for all taxes, including any interest, penalties and additions to taxes of any character whatsoever applicable to GSE or its assets or business. Except as set forth on Schedule 3.1.10, no waiver of any statute of limitations executed by GSE with respect to Federal or state income or other tax is in effect for any period. There are no tax liens on any assets of GSE except for taxes not yet currently due. Except as set forth on Schedule 3.1.10, (i) no foreign, federal, state, or local tax audits or administrative or judicial tax proceedings are pending or being conducted with respect to GSE or any of its subsidiaries; (ii) GSE has not received from any foreign, federal, state, or local taxing authority (including jurisdictions where GSE has not filed tax returns or paid taxes) any (a) notice indicating an intent to open an audit or other review, (b) request for information related to tax matters, or (c) notice of deficiency or proposed adjustment for any amount of tax proposed, asserted, or assessed by any taxing authority against GSE; (iii) GSE is not a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of any "excess parachute payment" within the meaning of Code § 280G (or any corresponding provision of state, local or foreign Tax law); (iv) to GSE's knowledge, GSE has disclosed on tis federal income tax returns all positions taken therein that could give rise to a substantial understatement of federal income tax within the meaning of Code § 6662; (v) GSE is not a party to or bound by any tax allocation, sharing, or similar agreement; (vi) GSE will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Date as a result of any: (a) change in method of accounting for a taxable period ending on or prior to the Effective Date; (b) "closing agreement" as described in Code § 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Effective Date; (c) intercompany transactions occurring at or prior to the consummation of the transactions contemplated by this Agreement or any excess loss account in existence upon the consummation of the transactions contemplated by this Agreement described in Treasury Regulations under Code § 1502 (or any corresponding or similar provision of state, local or foreign income Tax law); (d) installment sale, long-term construction contract or open transaction disposition made on or prior to the Effective Date; or (e) prepaid amount received on or prior to the Effective Date; (vii) GSE has not distributed stock of another entity, or has had its stock distributed by another entity, in a transaction that was purported or intended to be governed in whole or in part by Code § 355 or Code § 361; and (viii) GSE and its Subsidiaries have, in all material respects, properly and in a timely manner documented their transfer pricing methodology in compliance with Code §§ 482 and 6662 (and any related sections), the Treasury regulations promulgated thereunder and any comparable provisions of state, local or foreign Tax law or regulation.

  Schedule 3.1.10 attached hereto lists all federal, state, local, and foreign income tax returns currently required to be filed with respect to GSE, together with due dates for such filings and the tax years with respect to all GSE federal, state, local, and foreign income tax returns for which the statute of limitations has not yet expired. GSE has made available to Parent correct and complete copies of all federal income tax returns, examination reports, and statements of deficiencies assessed against or agreed to by GSE filed or received since December 31, 1998.

          3.1.11.    Intellectual Property.    Except as set forth in Schedule 3.1.11, GSE owns or possesses written licenses to use (a) patents, patent applications and patent disclosures, (b) trademarks, service marks, trade dress, trade names, logos, slogans and corporate names (and all translations, adaptations, derivations and combinations of the foregoing) and Internet domain names, together with all of the goodwill associated with each of the foregoing, (c) copyrights and copyrightable works, (d) mask works, (e) registrations and applications for any of the foregoing, (f) computer software (including, without limitation, source code, executable code, data, databases and documentation), (g) trade secrets and other confidential information (including, without limitation, ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, financial and marketing plans and customer and supplier lists and information) and (h) all other intellectual property rights in any jurisdiction throughout the world (collectively, "Intellectual Property Rights") that is used in the business of GSE, including all such Intellectual Property Rights listed in the Reports. The Intellectual Property Rights owned or licensed by GSE are free and clear of any Encumbrances other than such Encumbrances as are listed in Schedule 3.1.11. Except as otherwise indicated in such Schedule, GSE has not granted to any other person or entity any license to use any Intellectual Property Rights. Except as set forth on Schedule 3.1.11, the business of GSE as presently conducted does not infringe and the business of GSE as presently proposed to be conducted will not infringe the Intellectual Property Rights of any third party and, except as set forth in Schedule 3.1.11, GSE has not received any notice of infringement, misappropriation, or conflict with, or unsolicited offer or demand to license the Intellectual Property Rights of any third party. Except as set forth in Schedule 3.1.11, the Intellectual Property Rights of GSE are not being infringed by any third party. Except as set forth in Schedule 3.1.11, the execution of this Agreement and consummation of the merger will not adversely affect the ownership or license of any Intellectual Property Rights of GSE.

          3.1.12.    Title to Personal Property.    With minor exceptions which in the aggregate are not material, and except for merchandise and other property sold, used or otherwise disposed of in the ordinary course of business for fair value, GSE has good and marketable title to all its personal property, interests in personal property and assets, reflected in the September 30, 2003 financial statements contained in the Reports, free and clear of any Encumbrance of any nature whatsoever, except (i) Encumbrances reflected in the Reports, (ii) Encumbrances for current taxes not yet due and payable, and (iii) such imperfections of title, easements and Encumbrances, if any, as are not substantial in character, amount, or extent and do not and will not materially detract from the value, or interfere with the present use, of the property subject thereto or affected thereby, or otherwise materially impair business operations. All leases pursuant to which GSE leases (whether as lessee or lessor) any substantial amount of personal property are valid and effective; and there is not, under any such leases, any existing or prospective default or event of default or event which with notice or lapse of time, or both, would constitute a default by GSE and in respect to which GSE has not taken adequate steps to prevent a default from occurring. The personal property used in GSE's business is in good operating condition and repair, subject only to ordinary wear and tear. All major items of equipment of GSE are in good operating condition and in a state of reasonable maintenance and repair, ordinary wear and tear excepted, and are free from any known defects except as may be repaired by routine maintenance and such minor defects as to not substantially interfere with the continued use thereof in the conduct of normal operations.

          3.1.13.    Owned Real Property.    Except as set forth in Schedule 3.1.13, with respect to each parcel of Owned Real Property: (i) GSE has good and marketable fee simple title to such parcel, which shall be free and clear of all Encumbrances as of the Effective date, except (a) Encumbrances for current taxes and other statutory Encumbrances not yet due and payable or that are being contested in good faith and for which adequate reserves have been established, (b) carriers', warehousemen's, landlords' and mechanics' liens and other similar statutory Encumbrances arising in the ordinary course of business which are not yet due and payable or delinquent, (c) Encumbrances, pledges or deposits incurred or made in connection with workmen's compensation, unemployment insurance and other social security benefits, and (d) such imperfections or minor defects of title, easements, rights of way and other similar restrictions (if any) as, individually or in the aggregate, are insubstantial in character, amount or extent, do not materially detract from the value or interfere with the present or proposed use of the Owned Real Property ("Permitted Encumbrances"); (ii) there are no outstanding options, rights of first offer or rights of first refusal to purchase such parcel or any portion thereof or interest therein; and (iii) GSE is not a party to any agreement or option to purchase any real property or interest therein. Except as set forth on Schedule 3.1.13, there are no leases, licenses, concessions or other agreements (written or oral) conveying or granting to any third party a leasehold estate in any Owned Real Property or any portion thereof.

          3.1.14.    Leased Real Property.    Except as set forth in Schedule 3.1.14, with respect to each of the Leases: (i) such Lease is legal, valid, binding, enforceable and in full force and effect against GSE and, to GSE's knowledge, the other parties thereto in accordance with their respective terms (subject to normal equitable principles); (ii) the transactions contemplated in this Agreement do not require the consent of any other party to such Lease, will not result in a breach of or default under such Lease, or otherwise cause such Lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Effective Date; (iii) neither GSE nor any other party to the Lease is in breach or default under such Lease, and no event has occurred or circumstance exists which, with the delivery of notice, passage of time or both, would constitute such a breach or default or permit the termination, modification or acceleration of rent under such Lease; (iv) there are no disputes with respect to such Lease; (v) no security deposit or portion thereof deposited with respect such Lease has been applied in respect of a breach or default under such Lease which has not been re-deposited in full; (vi) there are no forbearance programs in effect with respect to such Lease; and (vii) GSE has not assigned, subleased, mortgaged, deeded in trust or otherwise transferred or encumbered such Lease or any interest therein.

          3.1.15.    Litigation.    Except to the extent set forth in Schedule 3.1.15, there is no suit, action, or legal, administrative, arbitration, or other proceeding or governmental investigation pending to which GSE is a party or, to the knowledge of GSE, might become a party or which particularly affects GSE, nor is any change in the zoning or building ordinances directly affecting the real property or leasehold interests of GSE, pending or, to the knowledge of GSE, threatened.

          3.1.16.    Environmental Compliance.    Except as set forth in Schedule 3.1.16:

            3.1.16.1.    Environmental Conditions.    There are no environmental conditions or circumstances such as the presence or release of any hazardous substance on any property that could reasonably be expected to give rise to a material liability to GSE.

            3.1.16.2.    Permits, etc.    GSE has in full force and effect all environmental permits, licenses, approvals and other authorizations required to conduct its operations and is operating in compliance thereunder.

            3.1.16.3.    Compliance.    GSE's operations and use of its assets do not violate in any material respect any applicable federal, state, foreign or local law, statute, ordinance, rule, regulation, order or notice or other legally-binding requirement pertaining to (a) the condition or protection of air, groundwater, surface water, soil, or other environmental media, (b) the environment, including natural resources or any activity which affects the environment, or (c) the regulation of, or the protection of humans from exposure to, any pollutants, contaminants, waste, hazardous or toxic substances, including, without limitation, the Comprehensive Environmental Response Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 1609 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (17 U.S.C. § 2601 et seq.), the Federal Insecticide Fungicide and Rodenticide Act (7 U.S.C. § 136 et seq.), the Safe Drinking Water Act (42 U.S.C. § 201 and § 300f et seq.), the Rivers and Harbors Act (33 U.S.C. § 401 et seq.), the Oil Pollution Act (33 U.S.C. § 2701 et seq.), and analogous provisions, as any of the foregoing may have been amended or supplemented from time to time (collectively, the "Applicable Environmental Laws").

            3.1.16.4.    Past Compliance.    None of the operations or assets of GSE has ever been conducted or used by GSE in such a manner as to constitute a material violation of any of the Applicable Environmental Laws.

            3.1.16.5.    Environmental Claims.    No written notice or material oral notice has been received by GSE from any entity, governmental agency or individual regarding any existing, pending or threatened investigation or inquiry related to alleged violations under any Applicable Environmental Laws, or regarding any material claims for remedial obligations, contribution or damages for injuries to persons, entities, property or natural resources under any Applicable Environmental Laws.

            3.1.16.6.    Renewals.    GSE does not know of any reason GSE would not be able to renew any of the permits, licenses, or other authorizations required pursuant to any Applicable Environmental Laws to operate and use any of GSE's assets for their current purposes and uses.

          3.1.17.    Compliance with Other Laws.    Except as set forth in Schedule 3.1.17, GSE is not in violation of or in default with respect to, or in alleged violation of or alleged default with respect to, the Occupational Safety and Health Act (29 U.S.C. §§ 651 et

  seq.), as amended ("OSHA") or any other applicable law (including any real property law) or any applicable rule, regulation, or any writ or decree of any court or any governmental commission, board, bureau, agency, or instrumentality, or delinquent with respect to any report required to be filed with any governmental commission, board, bureau, agency or instrumentality.

          3.1.18.    Broker's Fee.    GSE has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement, or any other transaction, for which Parent or Merger Sub could become liable or obligated, other than financial advisory fees to be paid by GSE to Harris Williams Advisors, Inc. ("HWCo") in connection with the merger contemplated by this Agreement.

          3.1.19.    Benefit Plan Compliance.    Except as otherwise stated in Schedule 3.1.19, each of the Benefit Plans is in compliance in form and operation with the applicable provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), the Internal Revenue Code of 1986, as amended (the "Code"), and other applicable laws. All contributions required to be made to each Benefit Plan under the terms of such Benefit Plan, ERISA or other applicable laws have been timely made.

            3.1.19.1.    Prohibited Transactions.    GSE has not engaged in any transaction in connection with which it could be subject (either directly or indirectly) to a material liability or a civil penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Code.

            3.1.19.2.    Plan Termination; Material Liabilities.    There has been no termination of an "employee pension benefit plan" as defined in ERISA Section 3(2) which is subject to Title IV of ERISA (a "Statutory Plan") or trust created under any Statutory Plan that would give rise to a material liability to the Pension Benefit Guaranty Corporation ("PBGC") on the part of GSE and none of the Benefit Plans is a Statutory Plan.

            3.1.19.3.    Execution of Agreements.    The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not involve any transaction which is subject to the prohibitions of Section 406 of ERISA or in connection with which a tax or penalty could be imposed pursuant to Section 4975 of the Code or other applicable laws.

            3.1.19.4.    Pending Claims.    Except as disclosed in Schedule 3.1.19, there are no claims known to GSE, whether pending or threatened, involving any of the Benefit Plans or Foreign Plans by any current or former employee (or beneficiary thereof) of GSE or any other person or entity which allege any violation of ERISA or other applicable laws, or the terms of the Benefit Plans or Foreign Plans.

            3.1.19.5.    Multiemployer Plans.    Neither GSE nor any trade or business (whether or not incorporated) which together with GSE would be deemed to be a

    "single employer" within the meaning of Section 4001(b) of ERISA or Subsections 404(b), (c), (m) or (o) of the Code sponsors, maintains, or contributes to, or has at any time in the six-year period preceding the date of this Agreement sponsored, maintained or contributed to, any plan which is a "multiemployer plan" as such term is defined in Section 3(37) or 4001(a)(3) of ERISA and which is subject to Title IV of ERISA.

            3.1.19.6.    Reports.    All reports required to be filed or distributed under ERISA, the Code or any other applicable laws with respect to any Benefit Plan have been filed or distributed in a timely manner.

            3.1.19.7.    Foreign Plans.    Each Foreign Plan is in compliance in form and operation with applicable laws of its applicable jurisdiction. All contributions required to be made to each Foreign Plan under applicable laws have been timely made. No material liability to any governmental agency or regulatory body or any labor union or employee representative has been or is expected to be incurred with respect to any Foreign Plan other than in the ordinary course for the payment of benefits.

          3.1.20.    Investigations; Litigation.    Except as required pursuant to HSR and any applicable comparable foreign laws and regulations, (i) no investigation or review by any governmental entity with respect to GSE in connection with any of the transactions contemplated by this Agreement is pending or, to the best of GSE's knowledge, threatened, nor has any governmental entity indicated to GSE an intention to conduct the same and (ii) there is no action, suit or proceeding pending or, to the best of GSE's knowledge, threatened against or affecting GSE at law or in equity, or before any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality.

          3.1.21.    Information for Proxy Statement.    (a) Each document required to be filed by the GSE with the SEC in connection with the merger transaction (the "Company Disclosure Documents"), including, without limitation, the Proxy Statement, will, when filed, comply as to form in all material respects with the applicable requirements of the Exchange Act; (b) all information and data (including financial statements) concerning GSE which is or will be included in the Company Disclosure Documents to be used by GSE in connection with the transactions contemplated by this Agreement will be furnished by GSE for inclusion therein and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading.

          3.1.22.    Compliance with Export Laws.    All exports by GSE of equipment, software and other technology have been made in compliance with all federal and other applicable laws, rules and regulations and in connection therewith, GSE has obtained all required approvals of the U.S. Department of Commerce and Department of Treasury.

          3.1.23.    FIRPTA; Investment Company.    GSE is not a United States real property holding corporation within the meaning of § 897(c)(2) of the Code during the applicable period specified in § 897(c)(1)(A)(ii) of the Code, nor is it an "investment company," or an "affiliated person of" or "promoter" or "principal underwriter" of an investment company, as those terms are defined in the Investment Company Act.

          3.1.24.    Labor Matters.    Except as set forth on Schedule 3.1.24, (a) there is no labor strike, dispute, slowdown, stoppage or lockout actually pending, or, to the knowledge of GSE, threatened against GSE, and during the past three years there has not been any such action, (b) to the knowledge of GSE, no union claims to represent the employees of GSE, (c) GSE is not a party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of GSE, (d) none of the employees of GSE is represented by any labor organization and GSE does not have any knowledge of any current union organizing activities among the employees of GSE, nor to GSE's knowledge does any question concerning representation exist concerning such employees, (e) GSE is, and has at all times been, in material compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health, and are not engaged in any unfair labor practices as defined in the National Labor Relations Act or other applicable law, ordinance or regulation, (f) there is no unfair labor practice charge or complaint against GSE pending or, to the knowledge of GSE, threatened before the National Labor Relations Board or any similar state or foreign agency, (g) there is no material grievance arising out of any collective bargaining agreement or other grievance procedure, and (h) no charges with respect to or relating to GSE are pending before the Equal Employment Opportunity Commission or any other agency responsible for the prevention of unlawful employment practices.

          3.1.25.    Insurance.    Except as set forth on Schedule 3.1.25, GSE has policies of insurance and bonds of the type and in amounts customarily carried by persons or entities conducting businesses or owning assets similar to those of GSE. All premiums when due and payable under all such policies and bonds have been paid and GSE is otherwise in compliance in all material respects with the terms of such policies and bonds. Except as forth on Schedule 3.1.25, GSE does not maintain any material self-insurance or co-insurance programs. Except as disclosed on Schedule 3.1.15, GSE does not have any disputed claim or claims aggregating $250,000 or more with any insurance provider relating to any claim for insurance coverage under any policy or insurance maintained by GSE.

          3.1.26.    Product Warranty.    Except as set forth on Schedule 3.1.26, each product manufactured, sold, leased or delivered by GSE has been in conformity with all applicable contractual commitments and all express and implied warranties, and GSE does not have any liability (and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against any of them giving rise to any liability) for replacement or repair thereof or other damages in connection therewith, subject only to the reserve for product warranty set forth in the GSE financial statements as of November 30, 2003 as adjusted for the passage of time through the Effective Date in accordance with past custom and practice of GSE. Copies of the current standard terms and conditions of sale or lease for GSE (containing applicable guaranty, warranty or other indemnity provisions) have been provided to Parent.

ARTICLE IV.
OBLIGATIONS PENDING EFFECTIVE DATE

        4.1.    Agreements of GSE and Parent.    GSE and Parent (for itself and on behalf of Merger Sub) agree to take the following actions after the date hereof:

          4.1.1.    Pre-Merger Notification Filings.    Each party shall promptly file such materials as are required under the HSR Act and any applicable comparable laws of foreign jurisdictions i.e., German Merger Control Law, U.K. Fair Trade Act of 1976, Canada Competition Act and Investment Canada Act, if applicable with respect to the merger contemplated hereby and shall cooperate with the other party to the extent necessary to assist the other party in the preparation of such filings and shall use its best efforts to obtain all governmental approvals contemplated by this Paragraph and to eliminate any concern on the part of any court or government authority regarding the legality of the proposed transaction, including, if required by federal, state or foreign antitrust authorities, promptly taking all steps to secure government antitrust clearance, including, without limitation, (i) all steps to make arrangements for, or to effect the sale or other disposition of, particular assets or businesses of Parent, of Merger Sub, or of GSE or any of its subsidiaries, the ownership of which causes such authorities to withhold such clearance, and (ii) agreeing to enter into a hold-separate agreement with said antitrust authorities pending such sale or other disposition of assets, businesses or voting securities of Parent, of Merger Sub or of GSE or any of its subsidiaries, including without limitation, pursuant to a trust or other arrangement that restricts, limits or prohibits access by Parent to any business, subsidiary or asset of Parent, to GSE or to the capital stock or other voting shares thereof;

          4.1.2.    Proxy Statement.    GSE and Parent (for itself and Merger Sub) shall cooperate in the preparation and prompt filing of a Proxy Statement with the Commission under the Exchange Act with respect to the meeting of GSE's stockholders called for the purpose of, among other things, securing stockholder approval of the merger contemplated by this Agreement. Each of GSE and Parent (for itself and Merger Sub) shall use all reasonable efforts to have the Proxy Statement cleared by the Commission. The Proxy Statement shall contain statements of GSE's board of directors that it has (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to and in the best interests of the stockholders of the Company, (ii) declared the Merger and this Agreement to be advisable and (iii) recommended unanimously that the stockholders of the Company vote in favor of the approval of the Merger and the adoption of this Agreement, which recommendations shall not be withdrawn, amended or modified in a manner adverse to Parent or Merger Sub (unless withdrawn, modified or changed in accordance with the terms of Paragraph 4.2.11). Parent and its counsel shall be given an opportunity to review and comment upon the Proxy Statement and any amendment or supplement thereto and any response to comments from the Commission prior to the filing thereof with the Commission, and GSE shall consider any such comments in good faith. GSE agrees to provide to Parent and its counsel any comments which GSE or its counsel may receive from the staff of the Commission with respect to the Proxy Statement promptly after receipt thereof. Parent (for itself and Merger Sub) will promptly supply to the Company in writing, for inclusion in the Proxy Statement, all information concerning Parent and Merger Sub required by law, rule or regulation to be included in the Proxy Statement. Each of GSE and Parent (for itself and Merger Sub) shall use reasonable efforts to cause the Proxy Statement to be mailed to GSE's stockholders as promptly as practicable;

          4.1.3.    Notice of Material Developments.    GSE and Parent (for itself and Merger Sub) will promptly notify the other party in writing of (a) receipt of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement, (b) any claims, actions, proceedings or governmental investigations commenced or, to its knowledge, threatened, involving or affecting GSE or any of its subsidiaries or any of their property or assets that involves a demand of $100,000 or greater or that otherwise is material, (c) the occurrence, or failure to occur, of any event that would be likely to cause any representation or warranty made by such party contained in this Agreement to be untrue or inaccurate in any material respect, (d) any failure of the Company or Merger Sub, as the case may be, or of any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, (e) the occurrence of any event that would constitute a material breach of any of the representations or warranties set forth in this Agreement had such representations or warranties been made as of the occurrence of such event and (f) any "Material Adverse Change" of such party, whether or not occurring in the ordinary course of business. As used in this Agreement, the term "Material Adverse Change" means any change, event, circumstance or condition (collectively, a "Change") that, when considered with all other Changes in the aggregate would reasonably be expected to have a material and adverse effect on the business, operations, assets, liabilities, properties, conditions (financial or otherwise) or results of operation of GSE or Parent, as the case may be. The foregoing to the contrary notwithstanding, in no event shall any of the following constitute a "Material Adverse Change" in GSE: (i) fluctuations in the trading price of the GSE Common Stock on the New York Stock Exchange between the date hereof and the Effective Date, or (ii) fluctuations in working capital associated with GSE's normal operating cycle, or (iii) the satisfaction of obligations or contingencies disclosed in GSE's most recent report on Form 10-K, or (iv) political or economic events (including acts of war and terrorist incidents) not having an effect (directly or indirectly) upon GSE's business or financial condition. Notwithstanding anything in this Agreement to the contrary, no notification pursuant to this Paragraph 4.1.3 shall affect the representations, warranties or covenants of any party or the conditions to the obligations of any party hereunder, nor shall it limit or otherwise affect the remedies available hereunder to the party receiving such notice;

          4.1.4.    Further Assurances.    Each of Parent (for itself and on behalf of Merger Sub) and GSE shall use all reasonable efforts to fulfill, or obtain the fulfillment of, the conditions to be fulfilled or obtained by it prior to the Effective Date, including, without limitation, the execution and delivery of all agreements contemplated hereunder to be so executed and delivered, and to otherwise take, or cause to be taken all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws, regulations and agreements to consummate and make effective the Merger and the other transactions contemplated by this Agreement.

        4.2.    Additional Agreements of GSE.    GSE agrees that (except as set forth in Paragraph 4.2.11) from June 30, 2003 it and its subsidiaries have, and from the date hereof to the Effective Date GSE will, and will cause each of its subsidiaries and its and their respective officers, employees and agents to, operate in the ordinary course of business, consistent with past practice and to (unless Parent has consented in writing in advance):

          4.2.1.    Maintenance of Present Business.    Other than as contemplated by this Agreement, operate its business only in the usual, regular, and ordinary manner so as to maintain the goodwill it now enjoys and, to the extent consistent with such operation, use all commercially reasonable efforts to preserve intact its present business organization, keep available the services of its present officers and employees, and preserve its relationships with customers, suppliers, jobbers, distributors, and others having business dealings with it;

          4.2.2.    Maintenance of Properties.    At its expense, maintain all of its property and assets in customary repair, order, and condition, reasonable wear and use and damage by fire or unavoidable casualty excepted and it shall not demolish or remove any of the existing improvements or erect new improvements on its property or any portion thereof without the prior written consent of Parent.

          4.2.3.    Maintenance of Books and Records.    Maintain its books of account and records in the usual, regular, and ordinary manner, in accordance with GAAP applied on a consistent basis.

          4.2.4.    Compliance with Law.    Duly comply in all material respects with all laws applicable to it and to the conduct of its business;

          4.2.5.    Inspection of GSE.    Permit Parent and Merger Sub and their officers and authorized representatives, during normal business hours, to inspect its records and premises and to consult with its officers, employees, attorneys, and agents with such financial and operating data and other information with respect to GSE that Parent or Merger Sub personally request. Parent and Merger Sub jointly and severally each agrees that it and its officers, employees, agents, counsel, accountants, financial advisors and other representatives shall hold all data and information obtained with respect to the other party hereto in confidence and each further agrees that it will not use such data or information or disclose the same to others, except to the extent such data or information either are, or become, published or a matter of public knowledge;

          4.2.6.    Prohibition of Certain Employment Arrangements.    (a) not grant or agree to any increase in any manner in the compensation or fringe benefits of, or pay any bonus to, any current or former director, officer or employee except for increases and bonuses expressly contemplated by or required under existing employment agreements, bonus plans and other agreements and arrangements listed on Schedules 3.1.7.8, 3.1.7.9 and 3.1.7.11 and except for increases and bonuses that are not material and are granted in the ordinary course of business (it being understood that, without limitation, any increase or bonus granted to any person with compensation exceeding $100,000 per year shall be deemed material) and (b) not enter into or materially amend any contracts of employment, severance or termination with any current or former director, officer or employee which (i) cannot be terminated on notice of 14 days or less or (ii) provide for any severance payments or benefits covering a period beyond the Effective Date (other than any approved in advance by Parent) except as may be required by law or (iii) is not in the ordinary course of business;

          4.2.7.    Prohibition of Certain Loans.    Not incur, assume or prepay any borrowings or guarantee any such borrowings except (i) additional borrowings under its existing credit facilities in an aggregate amount not to exceed $5,000,000 as of the Effective Date, (ii) the prepayment by customers of amounts for goods sold or services to be rendered in the future, (iii) trade payables incurred in the ordinary course of business consistent with past practice, (iv) other borrowings incurred in the ordinary course of business consistent with past practice to finance normal operations or (v) as is otherwise agreed to in writing by Parent;

          4.2.8.    Prohibition of Certain Commitments.    Except for items disclosed on Schedule 3.1.6, not enter into commitments of a capital expenditure nature or incur any contingent liability which would exceed $1,000,000 in the aggregate, except (i) as may be necessary for the maintenance of existing facilities, machinery and equipment in good operating condition and repair in the ordinary course of business consistent with past practice, (ii) as may be required by law or (iii) as is otherwise agreed to in writing by Parent;

          4.2.9.    Disposal of Assets.    Except as disclosed on Schedule 3.1.9.8, not sell, lease, dispose of, or encumber, any property or assets, except (i) in the ordinary course of business consistent with past practice or (ii) as is otherwise agreed to in writing by Parent;

          4.2.10.    Maintenance of Insurance.    Maintain insurance upon all its properties and with respect to the conduct of its business of such kinds and in such amounts as is customary in the type of business in which it is engaged, but not less than that presently carried by it, which insurance may be added to from time to time in its discretion; provided, that if during the period from the date hereof to and including the Effective Date any of its property or assets are damaged or destroyed by fire or other casualty, the obligations of GSE, Parent and Merger Sub under this Agreement shall not be affected thereby (subject, however, to the provision that the coverage limits of such policies are adequate in amount to cover the replacement value of such property or assets and loss of profits during replacement, less commercially reasonable deductible, if of material significance to the assets or operations of GSE) but it shall promptly notify Parent in writing thereof and proceed with the repair or restoration of such property or assets in such manner and to such extent as may be approved by Parent, and upon the Effective Date all proceeds of insurance and claims of every kind arising as a result of any such damage or destruction shall remain the property of Surviving Corporation;

          4.2.11.    GSE Acquisition Proposals.    GSE agrees that, from November 19, 2003:

            4.2.11.1.    No Solicitation.    It will not, and will not directly or indirectly authorize or permit any of its affiliates, representatives or agents or any of their respective officers, directors or employees to: (i) solicit, initiate, encourage (including by way of furnishing information) or take any other action to facilitate, any inquiry or the making of any proposal which constitutes, or may reasonably be expected to lead to, any direct or indirect acquisition or purchase of 15% or more of the assets (by value) or GSE Common Stock, any tender offer or exchange offer that if consummated would result in any person or entity beneficially owning 15% or more of the GSE Common Stock, or any merger, consolidation, business combination, sale of substantially all assets, sale of securities, recapitalization, liquidation, dissolution or similar transaction involving GSE (other than the transactions contemplated by this Agreement) or any other material corporate transaction the consummation of which would or could reasonably be expected to impede, interfere with, prevent or materially delay the merger contemplated by this Agreement (collectively, "GSE Transaction Proposals") or agree to or endorse any GSE Transaction Proposal or (ii) propose, enter into or participate in any discussions or negotiations regarding any of the foregoing, or furnish to another person or entity any information with respect to its business, properties or assets or any of the foregoing, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, an effort or attempt by any other person or entity to do or seek to do any of the foregoing, provided, however, that the foregoing clauses (i) and (ii) shall not prohibit GSE from (a) furnishing information pursuant to an appropriate confidentiality and standstill letter no more favorable to such person or entity than the confidentiality agreement with Parent concerning GSE and its businesses, properties or assets to such person or entity who has made a Superior GSE Transaction Proposal (as defined below) or (b) engaging in discussions or negotiations with such a third party who has made a Superior GSE Transaction Proposal but in each case referred to in the foregoing clauses (a) and (b) only after the board of directors of GSE concludes in good faith following advice of its outside counsel that such action would be required for the board of directors of GSE to comply with its fiduciary obligations to stockholders under applicable law. If the board of directors of GSE receives a GSE Transaction Proposal, then GSE shall immediately inform Parent of the terms and conditions of such proposal and the identity of the person or entity making it and shall keep Parent fully informed of the status and details of any such GSE Transaction Proposal and of all steps it is taking in response to such GSE Transaction Proposal; provided that nothing contained in this Subparagraph 4.2.11.1 shall prohibit GSE or its board of directors from making any disclosure to GSE's stockholders which, in the good faith judgment of GSE's board of directors, may be required under applicable law. For purposes of this Agreement, the term "Superior GSE Transaction Proposal" shall mean a bonafide GSE Transaction Proposal made by any person or entity (other than Parent and Merger Sub) to acquire, directly or indirectly, for consideration consisting of cash and/or securities, more that 50% of the voting power of the GSE Common Stock then outstanding or all or substantially all of the assets of GSE and otherwise on terms that the board of directors of GSE determines in good faith after consultation with (and based in part on the advice of) its independent financial advisors to be more favorable, from a financial point of view, to GSE's stockholders than the merger contemplated by this Agreement and for which financing, to the extent required, is fully committed;

            4.2.11.2.    GSE Transaction Proposals.    Except as set forth in this Paragraph 4.2.11, neither the Board of Directors of GSE nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent, the approval or recommendation by such Board of Directors or such committee of the merger contemplated hereby or this Agreement; (ii) approve or recommend, or propose to approve or recommend, any GSE Transaction Proposal; or (iii) authorize or permit GSE or any of its subsidiaries to enter into Another GSE Transaction. Notwithstanding the foregoing but subject to compliance with SubParagraph 4.2.11.3, if GSE has received a Superior GSE Transaction Proposal, the Board of Directors of GSE may, to the extent required by its fiduciary responsibilities to the GSE stockholders under applicable law, as determined in good faith by the Board of Directors of GSE (after consultation with outside legal counsel), withdraw or modify its approval or recommendation of the merger contemplated hereby and this Agreement; provided, that the Board of Directors of GSE shall have also approved or recommended the Superior GSE Transaction Proposal.

            4.2.11.3.    Acceptance of Superior GSE Transaction Proposals.    If any of the following events shall occur, then, GSE shall pay to Parent immediately upon the occurrence of either of the events specified in clause (i) below (by wire transfer of immediately available funds to an account designated by Parent for such purpose), a Break-Up Fee (the "Break-Up Fee") in an amount equal to $7,000,000.00:

            (i) this Agreement is terminated pursuant to (a) Paragraph 6.1.4 hereof or (b) Paragraph 6.1.3(iii) or Paragraph 6.1.5(iii) due to a failure of the condition in Paragraph 5.1.3 or Paragraph 5.2.3 if, within twelve months after the termination of this Agreement a definitive agreement is executed with respect to Another GSE Transaction or Another GSE Transaction is consummated.

            For purposes of this SubParagraph 4.2.11, the term "Another GSE Transaction" shall mean any transaction with any person, entity or group involving a GSE Transaction Proposal. GSE shall only be obligated to pay the Break-Up Fee once, notwithstanding that it may have more than one obligation to do so under this SubParagraph 4.2.11.2.

          4.2.12.    No Amendment to Certificate of Incorporation, etc.    Not amend its certificate of incorporation or bylaws or other organizational documents (including, without limitation, by way of a designation by the board of directors of rights, preferences or privileges of any series of preferred stock) or merge or consolidate with or into any other corporation or change in any manner the rights of its capital stock or the character of its business;

          4.2.13.    No Issuance, Sale, or Purchase of Securities.    Not issue or sell, or issue options or rights to subscribe to, or enter into any contract or commitment to issue or sell (upon conversion or otherwise), any shares of its capital stock or any securities convertible into capital stock (other than GSE Common Stock as may be required under stock options, GSE's employee stock purchase plan (provided that no more than 3,000 shares shall be sold under such plan) or other rights previously granted to directors and/or employees under any Benefit Plan) or subdivide or in any way reclassify any shares of its capital stock, or redeem, repurchase or otherwise acquire, or agree to redeem, repurchase or otherwise acquire, any shares of its capital stock or any other equity interest of it or its subsidiaries (other than 23,000 shares of capital stock purchased prior to December 31, 2003 and held as treasury shares);

          4.2.14.    Prohibition on Dividends.    Not declare or pay any dividend on or make any other distribution of assets in respect of any shares of capital stock to the holders thereof;

          4.2.15.    Stockholders Meeting.    Promptly call, give notice of, convene and use all commercially reasonable efforts to hold a special meeting of stockholders for the purpose of considering and acting upon approval of the merger contemplated by this Agreement ("GSE Stockholder Meeting");

          4.2.16.    Notice of Material Developments.    Promptly furnish to Parent copies of all communications from GSE to its stockholders and all Reports relating to periodic or other material developments concerning GSE's financial condition, business, or affairs;

          4.2.17.    Acquisitions.    Not acquire or agree to acquire, including, without limitation, by merging or consolidating with, or purchasing all or substantially all the assets or capital stock or other equity interests of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, other than purchases of inventory or supplies in the ordinary course of business consistent with past practice;

          4.2.18.    Affiliate Transactions.    Not enter into, amend, modify or supplement any agreement, transaction, commitment or arrangement with any current or former officer, director, employee or other affiliate of GSE or any of its subsidiaries (or any affiliate of any of the foregoing) other than agreements, transactions, commitments and arrangements otherwise expressly contemplated by this Agreement;

          4.2.19.    Litigation.    Not settle or compromise any pending or threatened suit, action, claim or litigation (except for (a) settlements in which GSE's sole obligation is to make a cash payment of $50,000 or less and (b) settlements of lawsuits first initiated by GSE as plaintiff in which the settlement involves only a payment of money to GSE (and, for the avoidance of doubt, does not involve any obligations of GSE);

          4.2.20.    Accounting Methods; Income Tax Elections.    Not make or change any election, change an annual accounting period, adopt or change any accounting method, policy or procedure (including any tax accounting method, policy or procedure), file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, or take any other similar action, or omit to take any action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action or omission would have the effect of materially increasing the present or future Tax liability or materially decreasing any present or future Tax asset of any of the Company or any of its subsidiaries.

          4.2.21.    Third Party Confidentiality and Standstill Agreements.    Not terminate, amend, modify or waive any material provision of any confidentiality or standstill agreement to which GSE is a party. During such period, GSE agrees to enforce, to the fullest extent permitted under applicable law, the provisions of any such agreements, including, but not limited to, seeking injunctions to prevent any breaches of such agreements to enforce specifically the terms and provisions thereof in a court with appropriate jurisdiction.

          4.2.22.    SEC Reports.    File on a timely basis all forms, reports, statements, schedules and other documents (the "SEC Reports") with the Commission required to be filed by it with the Commission under the Exchange Act, the Securities Act and the published rules and regulations of the Commission under either of the foregoing applicable to such SEC Reports, which SEC Reports shall comply in all material respects with the requirements of the Exchange Act, the Securities Act and the published rules and regulations of the Commission thereunder, each as applicable to such SEC Reports.

          4.2.23.    Delisting.    Each of the parties hereto agrees to cooperate with the other party in taking, or causing to be taken, all actions necessary (i) to delist the GSE Shares from the New York Stock Exchange, Inc. ("NYSE") and (ii) to terminate the registration of the GSE Shares under the Exchange Act; provided that such delisting and termination shall not be effective until the Effective Date.

          4.2.24.    Debt Financing.    Provide all reasonable cooperation in connection with the arrangement of any financing to be obtained by Parent and its subsidiaries or the Surviving Corporation in connection with the transactions contemplated by this Agreement (the "Financing") including, without limitation, (a) permitting Parent's financing sources and their officers and authorized representatives, during normal business hours, to inspect its records and premises and to consult with its officers, employees, attorneys, and agents with such financial and operating data and other information with respect to GSE that Parent's financing sources personally request, (b) making GSE's senior officers and other representatives reasonably available to Parent's financing sources in connection with such Financing, to reasonably participate in due diligence sessions and to reasonably participate in presentations related to the Financing, including, without limitation, presentations to rating agencies and (c) reasonably assisting in the preparation of one or more appropriate offering documents and assisting Parent's financing sources in preparing other appropriate marketing materials, in each case to be used in connection with the Financing.

        4.3.    Additional Agreements of Parent.    Parent (for itself and on behalf of Merger Sub) agrees that from the date hereof:

          4.3.1.    Financing.    It will provide, or cause to be provided, to Merger Sub equity financing and debt financing contemplated by the Debt Financing Letter (subject to the terms and conditions thereof) such that net proceeds to Merger Sub, together with the rollover contributions described in this Agreement, will constitute an aggregate amount not less than the GSE Merger Consideration and the GSE Option Consideration and which is not and will not be restricted against use for such purposes (the "Merger Financing").

          4.3.2.    No Amendment to Merger Sub Certificate of Incorporation, etc.    It will cause Merger Sub to not amend its certificate of incorporation or bylaws or other organizational documents or merge or consolidate with or into any other corporation or change in any manner the rights of its capital stock; it will not permit Merger Sub to engage in any business other than as necessary to satisfy the obligations of Merger Sub under this Agreement.

          4.3.3.    Limitation on Issuance of Merger Sub Stock.    It will cause Merger Sub to not issue or sell any shares of its capital stock other than to Parent in connection with the Merger Financing.

          4.3.4.    Adoption of Stock Option Plan.    Parent shall adopt prior to or on the Effective Date the GEO Holdings Corp. 2004 Stock Option Plan in the form attached hereto as Appendix III.

ARTICLE V.
CONDITIONS PRECEDENT TO OBLIGATIONS

        5.1.    Conditions Precedent to Obligations of Parent and Merger Sub.    The obligations of Parent and Merger Sub to consummate and effect the merger hereunder shall be subject to the satisfaction of the following conditions, or to the waiver thereof by Parent (for itself and on behalf of Merger Sub) in the manner contemplated by Paragraph 6.4:

          5.1.1.    Representations and Warranties of GSE True at Effective Date.    The representations and warranties of GSE herein contained shall be, in all material respects, true (except if such representations and warranties are qualified by materiality or similar qualifiers, which representations and warranties shall be in all respects true) as of the date of this Agreement and at the Effective Date with the same effect as though made at such date, except as affected by transactions permitted or contemplated by this Agreement; GSE shall have performed all obligations and complied with all covenants required by this Agreement to be performed or complied, in all material respects (except if such covenants are qualified by materiality or similar qualifiers, which covenants shall have been complied with by GSE in all respects), with by GSE before the Effective Date; and GSE shall have delivered to Parent and Merger Sub a certificate, dated the Effective Date and signed by its chief executive officer, its chief financial officer and its secretary, to both such effects.

          5.1.2.    Opinion of GSE Counsel.    Parent and Merger Sub shall have received a favorable opinion, dated as of the Effective Date, from Porter & Hedges, L.L.P., counsel for GSE, in form and substance satisfactory to Parent and addressed to Parent, Merger Sub and Merger Sub's senior and subordinated lenders, to the effect that (i) GSE has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware; (ii) all corporate proceedings required to be taken by or on the part of GSE to authorize the execution of this Agreement and the implementation of the merger contemplated hereby have been taken; (iii) the GSE Shares which are to be delivered in accordance with this Agreement will, when issued, be validly issued, fully paid and nonassessable outstanding securities of GSE; (iv) this Agreement has been duly executed and delivered by, and is the legal, valid and binding obligation of GSE and is enforceable against GSE in accordance with its terms, except as enforceability may be limited by (a) equitable principles of general applicability or (b) bankruptcy, insolvency, reorganization, fraudulent conveyance or similar laws affecting the rights of creditors generally and except that no opinion need be expressed as to the enforceability of any indemnification provisions of this Agreement; and (v) except as specified by such counsel (such exceptions to be acceptable to Parent) such counsel does not know of any material litigation, proceedings, or governmental investigation pending or threatened against or relating to GSE, any of its subsidiaries, or their respective properties or businesses in which it is sought to restrain or prohibit the consummation of the transactions contemplated by this Agreement. Such opinion also shall cover such other matters incident to the transactions herein contemplated as Parent and its counsel may reasonably request and shall be subject to customary exceptions and qualifications reasonably satisfactory to Parent. In rendering such opinion, such counsel may rely upon (i) certificates of public officials and of officers of GSE as to matters of fact and (ii) the opinion or opinions of other counsel, which opinions shall be reasonably satisfactory to Parent, as to matters other than federal or Texas law or matters governed by the General Corporation Law of the State of Delaware.

          5.1.3.    Stockholder Approval.    At the GSE Stockholder Meeting, the holders of the requisite majority of the outstanding shares of GSE Common Stock shall have approved the merger contemplated by this Agreement in accordance with the General Corporation Law of the State of Delaware.

          5.1.4.    Hart-Scott-Rodino, etc.    All waiting periods required by HSR shall have expired with respect to the transactions contemplated by this Agreement, or early termination with respect thereto shall have been obtained. In addition, any approvals required under any state or foreign laws comparable to HSR shall have been obtained.

          5.1.5.    Consents.    Merger Sub shall have received evidence, in form and substance reasonably satisfactory to it, that all licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental entities and other third parties (i) necessary for the consummation of the transactions contemplated by this Agreement and (ii) as otherwise set forth in Schedule 5.1.5 have been obtained, all on terms and conditions reasonably satisfactory to Merger Sub in its sole discretion.

          5.1.6.    Financing.    Merger Sub shall have received the proceeds of the financing contemplated by the Debt Financing Letter in accordance with definitive agreements relating to such financing satisfactory to Parent in its sole discretion, in the amounts necessary to consummate the Merger and to pay all related fees and expenses.

          5.1.7.    No Litigation.    There shall not be pending by or before any governmental entity any suit, action or proceeding (i) challenging or seeking to restrain or prohibit the consummation of the merger or any of the other transactions contemplated hereby or seeking to obtain from Merger Sub or any of its affiliates any damages related to the Merger or the other transactions contemplated hereby, (ii) seeking to prohibit or limit the ownership or operation by GSE or any of its subsidiaries of any material portion of the business or assets of GSE or any of its subsidiaries, to dispose of or hold separate any material portion of the business or assets of GSE or any of its subsidiaries, as a result of the Merger or any of the other transactions contemplated hereby or (iii) seeking to impose limitations on the ability of Merger Sub (or any designee of Merger Sub), to acquire or hold, or exercise full rights of ownership of, any GSE Common Stock, including, without limitation, the right to vote GSE Common Stock on all matters properly presented to the stockholders of GSE.

          5.1.8.    Certified Copies.    GSE shall have delivered certified copies of (i) the resolutions duly adopted by the GSE board of directors authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereby, (ii) the resolutions duly adopted by the GSE stockholders adopting this Agreement and (iii) the certificate of incorporation and the bylaws of GSE as then in effect immediately prior to the Effective Time.

          5.1.9.    Title Insurance.    GSE shall have obtained and delivered to Parent no later than fifteen (15) days prior to the Effective Date, a commitment for the most recent form of ALTA Owner's Title Insurance Policy (or other form of policy reasonably acceptable to Parent) for each parcel of Owned Real Property (other than Owned Real Property located outside the United States) (collectively, the "Title Commitments"), issued by a title insurance company satisfactory to the parties hereto (the "Title Company"), together with a copy of all documents referenced in the Title Commitments. GSE shall have caused the Title Company to issue title insurance policies (which may be in the form of a mark-up of the Title Commitments) in accordance with the Title Commitments, insuring GSE's fee simple title to each parcel of Owned Real Property as of the Effective Date, subject only to the Permitted Encumbrances, in such amount as Parent reasonably determines to be the fair market value of the Real Property insured thereunder (collectively, the "Title Policies"). Each of the Title Policies shall have such other endorsements as reasonably requested by Parent. GSE shall pay all costs and expenses with respect to the Title Commitments and Title Policies.

          5.1.10.    Survey.    GSE shall have obtained and delivered to Parent no later than fifteen (15) days prior to the Effective Date, a survey for each parcel of Real Property for which a Title Policy is required, dated no earlier than the date of this Agreement, prepared by a licensed surveyor satisfactory to the parties hereto, and conforming to 1999 ALTA/ACSM Minimum Detail Requirements for Urban Land Title Surveys, including such Table A Items reasonably requested by Parent and certified to Parent, Merger Sub, the title holder of the such Real Property, Parent's Lender and the Title Company, in a form satisfactory to each of such parties (the "Surveys"). The Surveys shall not disclose any encroachment from or onto any of the Real Property or any portion thereof or any other survey defect which has not been cured or insured over to Parent's reasonable satisfaction prior to the Effective Date. GSE shall pay all costs and expenses with respect to the Surveys.

          5.1.11.    Payoff Letters.    GSE shall have delivered to Parent payoff letters and lien releases (collectively, the "Payoff Letters") executed by the issuers of the indebtedness set forth on Schedule 1.11, which payoff letters and lien releases shall be satisfactory in form and substance to Parent.

          5.1.12.    Employment Agreements.    The executives identified on Schedule 5.1.14 shall have executed and delivered employment agreements satisfactory in form and substance to Parent.

          5.1.13.    Dissenting Shares.    The number of Dissenting Shares shall not exceed 5% of GSE's issued and outstanding Common Stock.

          5.1.14.    Executive Options.    The executives identified on Schedule 5.1.14 shall have executed and delivered an Executive Securities Agreement in form and substance satisfactory to Parent providing for, among other things, such executive to contribute to Parent options held by such executives for the purchase of GSE Common Stock in such amounts set forth opposite such executive's name on Schedule 5.1.14 (the "Rollover Options") in exchange for the issuance by Parent of an option for the purchase of its capital stock, and the transactions contemplated by each such agreement shall be consummated on the Effective Date.

          5.1.15.    TransAmerica Payoff.    Without limiting the condition in Paragraph 5.1.11 above, the Payoff Letter with respect to the loan pursuant to that certain Loan and Security Agreement among GSE, subsidiaries of the Company and TransAmerica Equipment Financial Services Corp., dated as of February 4, 2002, shall permit the complete payoff of such loan in connection with the consummation of the transactions contemplated by this Agreement and acknowledge the termination of all obligations of GSE and its subsidiaries under such agreement upon the payment to the lender under such agreement of an amount equal to the obligations outstanding on the Effective Date under such agreement (without giving effect to any penalties or other obligations arising from the repayment of such loan) plus an amount not to exceed $800,000.

          5.1.16.    Thailand and Egypt Shareholders Agreements.    With respect to GSE Lining Technology Company Limited ("GSE Thailand"), Hyma GSE Manufacturing Co. SAE ("GSE Egypt I") and Hyma/GSE Lining Technology Co. SAE (together with GSE Egypt I, the "GSE Egypt Entities"): (i) on the Effective Date, the identity of the shareholders of GSE Thailand and the GSE Egypt Entities, and the number of each class or series of each such entity's shares held by each such shareholder, shall be as set forth on Schedule 3.1.4 and, (ii) to the extent permitted by applicable law, each such shareholder of GSE Thailand and each Egypt Entity shall have executed and delivered to GSE (and GSE shall have provided a copy to Parent of) an agreement satisfactory to Parent providing for, among other things, restrictions on the transfers of such the shares of each such entity's capital stock and requiring the transfer of any such shares to GSE or a person or entity designated by it at GSE's discretion, and such agreement shall be in effect on the Effective Date without amendment or waiver of any of the provisions thereof.

          5.1.17.    Directors Options.    Each holder of any Director Options shall have surrendered to the Company documentation satisfactory to Parent for the cancellation of all Director Options held by such holder pursuant to Paragraphs 1.9.3.3 and 1.9.5.3.

        5.2.    Conditions Precedent to Obligations of GSE.    The obligations of GSE to consummate and effect the merger hereunder shall be subject to the satisfaction of the following conditions, or to the waiver thereof by GSE in the manner contemplated by Paragraph 6.4:

          5.2.1.    Representations and Warranties of Parent and Merger Sub True at Effective Date.    The representations and warranties of Parent and Merger Sub herein contained shall be, in all material respects, true as of the date of this Agreement and at the Effective Date with the same effect as though made at such date, except as affected by transactions permitted or contemplated by this Agreement; Parent and Merger Sub shall have performed all obligations and complied with all covenants and agreements required by this Agreement to be performed or complied with, in all material respects, by them before the Effective Date; and Parent and Merger Sub shall have delivered to GSE a certificate, dated the Effective Date and signed by their respective chief executive and chief financial officers, and by their respective corporate secretaries to both such effects.

          5.2.2.    Opinion of Counsel to Parent and Merger Sub.    GSE shall have received a favorable opinion, dated the Effective Date, from Kirkland & Ellis LLP, counsel to Parent and Merger Sub, in form and substance satisfactory to GSE, to the effect that (i) Parent has been duly formed and is validly existing as a corporation under the laws of the State of Delaware; (ii) Merger Sub has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware; (iii) all outstanding shares of the Merger Sub Common Stock have been validly issued and are fully paid and nonassessable and owned of record by Parent; (iv) all corporate or other proceedings required to be taken by or on the part of both Parent and Merger Sub to authorize the execution of this Agreement and the implementation of the merger contemplated hereby have been taken; (v) this Agreement has been duly executed and delivered by, and is the legal, valid and binding obligation of both Parent and Merger Sub and is enforceable against each of them in accordance with its terms, except as the enforceability may be limited by (a) equitable principles of general applicability or (b) bankruptcy, insolvency, reorganization, fraudulent conveyance or similar laws affecting the rights of creditors generally and except that no opinion need be expressed as to the enforceability of any indemnification provisions of this Agreement; and (vi) except as specified by such counsel (such exceptions to be acceptable to GSE) such counsel does not know of any material litigation, proceedings or governmental investigation, pending or threatened against or relating to Parent or Merger Sub or its properties or businesses in which it is sought to restrain or prohibit consummation of the transactions contemplated by this Agreement. Such opinion shall also cover such other matters incident to the transactions herein contemplated as GSE and its counsel may reasonably request and shall be subject to customary exceptions and qualifications reasonably satisfactory to GSE. In rendering such opinion, such counsel may rely upon (i) certificates of public officials and of officers of Parent and Merger Sub as to matters of fact and (ii) on the opinion or opinions of other counsel, which opinions shall be reasonably satisfactory to GSE, as to matters other than federal or Illinois law or governed by the General Corporation Law of the State of Delaware.

          5.2.3.    Stockholder Approval.    At the GSE Stockholder Meeting, the holders of the requisite majority of the outstanding shares of GSE Common Stock shall have approved the merger contemplated by this Agreement.

          5.2.4.    Hart-Scott-Rodino, etc.    All waiting periods required by HSR shall have expired with respect to the transactions contemplated by this Agreement, or early termination with respect thereto shall have been obtained. In addition, any approvals required under any state or foreign laws comparable to HSR shall have been obtained.

          5.2.5.    Financing Completed.    Parent and Merger Sub shall have concluded the debt financing contemplated by the Debt Financing Letter, the proceeds of which (together with the equity financing proceeds) in an amount at least equal to (i) the GSE Merger Consideration shall have been deposited by Merger Sub (in trust for the benefit of the holders of GSE Common Stock being converted into the right to receive cash on the Effective Date) with the Exchange Agent pursuant to an agreement that is in form and substance acceptable to GSE, and (ii) the GSE Option Consideration shall have been deposited by Merger Sub in a segregated account for use in satisfying the Surviving Corporation's obligations under Paragraphs 1.9.5.2 and 1.9.5.3.

ARTICLE VI.
TERMINATION AND ABANDONMENT

        6.1.    Termination.    Anything contained in this Agreement to the contrary notwithstanding, this Agreement may be terminated and the merger contemplated hereby abandoned at any time (including after the approval and adoption thereof by the stockholders of Merger Sub or GSE) before the Effective Date:

          6.1.1.    By Mutual Consent.    By mutual consent of GSE and Parent (for itself and on behalf of Merger Sub);

          6.1.2.    By Parent Because of Dissenting Stockholders.    By Parent (for itself and on behalf of Merger Sub), if the holders of 5% or more shares of the outstanding GSE Common Stock elect to exercise the right to dissent under applicable provisions of Delaware law in connection with the merger contemplated by this Agreement;

          6.1.3.    By GSE Because of Conditions Precedent.    By GSE, if through no material fault of GSE (i) any of the representations and warranties of Parent and Merger Sub contained in this Agreement were untrue when made or have since become untrue, such that the failure of the applicable representations and warranties to be true and correct would cause the condition set forth in Paragraph 5.2.1 to be deemed not to be fulfilled, or (ii) Parent and/or Merger Sub shall have breached or failed to comply in any material respect with any of their respective obligations under this Agreement and shall not have cured such breach or failure to comply within ten business days after notice from GSE, or (iii) any other events and circumstances have occurred such that, in any such case, the conditions set forth in Paragraph 5.2 applicable to GSE's obligation to consummate the merger contemplated by this Agreement could not be satisfied within five business days after the conditions set forth in Paragraph 5.1 are first either satisfied or unconditionally capable of being satisfied by GSE;

          6.1.4.    By GSE or Parent Due to a Superior GSE Transaction Proposal.    By either GSE or Parent (for itself and on behalf of Merger Sub) if, before the Effective Date, (i) GSE's board of directors shall have withdrawn, or modified in a manner adverse to, its approval or recommendation of this Agreement or the merger contemplated hereby or (ii) GSE shall have entered into an agreement providing for a Superior GSE Transaction, provided that GSE shall have the right to terminate under this Paragraph 6.1.4 only if GSE has complied in full with the terms, conditions and procedures set forth in SubParagraph 4.2.11.2;

          6.1.5.    By Parent Because of Conditions Precedent.    By Parent (for itself and on behalf of Merger Sub), if through no material fault of Parent or Merger Sub (i) any of the representations and warranties of GSE contained in this Agreement were untrue when made or have since become untrue, such that the failure of the applicable representations and warranties to be true and correct would cause the condition set forth in Paragraph 5.1.1 to be deemed not to be fulfilled, or (ii) GSE shall have breached or failed to comply in any material respect with any of its obligations under this Agreement and shall not have cured such breach or failure to comply within ten business days after notice from Parent, or (iii) any other events and circumstances have occurred such that, in any such case, the conditions set forth in Paragraph 5.1 applicable to the obligation of Parent and Merger Sub to consummate the merger contemplated by this Agreement could not be satisfied within five business days after the conditions set forth in Paragraph 5.2 are first either satisfied or unconditionally capable of being satisfied by Parent and Merger Sub;

          6.1.6.    By Parent Because of Material Adverse Change.    By Parent (for itself and on behalf of Merger Sub), if there has been a Material Adverse Change in GSE since the date of the financial statements contained in the most recent Report (prior to the date of this Agreement) filed with the Commission under the Exchange Act;

          6.1.7.    By GSE or Parent Because of Legal Proceedings.    By either GSE or Parent (for itself and on behalf of Merger Sub) if any party shall be subject to any final, nonappealable order, decree or injunction of a court of competent jurisdiction or governmental regulatory body that makes illegal, enjoins or prevents the consummation of the merger contemplated by this Agreement substantially as an entirety; or

          6.1.8.    By GSE or Parent if Merger due to Lapse of Time.    By either GSE or Parent (for itself and on behalf of Merger Sub), if the merger shall not have become effective on or before June 30, 2004; provided, however, that the right to terminate this Agreement under this Paragraph 6.1.8 shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Date to occur on or before such date; provided further that such time period shall be tolled for (i) a number of days equal to the number of days not to exceed 90 during which any party shall be subject to a nonfinal order, decree, ruling or action restraining, enjoining or otherwise prohibiting the consummation of the merger contemplated by this Agreement or the holding of the GSE Stockholder Meeting, and (ii) in addition, the number of days not to exceed 90 during which any party shall have failed to achieve "deemed substantial compliance" under HSR within 30 days following a second request from the United States Federal Trade Commission (or the Antitrust Division of the Department of Justice) for information concerning the transactions contemplated by this Agreement, such that any party not then in default of any obligation hereunder shall have the right to terminate this Agreement under this Paragraph 6.1.8, at any time after December 27, 2004.

        6.2.    Termination by Board of Directors.    An election of GSE to terminate this Agreement and abandon the merger as provided in Paragraph 6.1 shall be exercised on behalf of GSE by its board of directors. An election of Parent or Merger Sub to terminate this Agreement and abandon the merger as provided in Paragraph 6.1 shall be exercised on behalf of Parent or Merger Sub by Parent's board of directors.

        6.3.    Effect of Termination.    In the event of the termination and abandonment of this Agreement pursuant to and in strict compliance with the provisions of Paragraph 6.1.4, GSE shall be subject to the remedies referred to in SubParagraph 4.2.11.3. In all other events (excepting the obligations referred to in Paragraphs 4.2.5 (regarding confidentiality), 6.5, 7.1, 7.2 and 8.1 hereof), this Agreement shall become void and have no effect after termination and abandonment without any liability pursuant to this Agreement on the part of any party hereto (or its stockholders or controlling persons or directors or officers); provided that such termination shall not relieve any party of any liability for any willful breach of this Agreement.

        6.4.    Waiver of Conditions.    Subject to the requirements of any applicable law, any of the terms or conditions of this Agreement may be waived in writing at any time by the party which is entitled to the benefit thereof, by action taken by its board of directors, the executive committee of its board of directors, or its chief executive officer.

        6.5.    Expense on Termination.    If the merger contemplated hereby is abandoned pursuant to and in accordance with the provisions of Paragraph 6.1 hereof, all expenses will be paid by the party incurring them.

ARTICLE VII.
ADDITIONAL AGREEMENTS

        7.1.    Indemnification by Parent as to Proxy Statement.    Parent agrees to indemnify and hold harmless GSE and its officers and directors and each person or entity who controls GSE within the meaning of Section 15 of the Securities Act of 1933, as amended (the "Securities Act") or Section 20 of the Exchange Act against any and all losses, claims, damages, or liabilities, joint or several, to which any of them may become subject under the Securities Act, the Exchange Act or any other statute or common law, and to reimburse them for any legal or other expenses incurred by them in connection with investigating any claims and defending any actions, to the extent such losses, claims, damages, liabilities, or actions arise out of or are based upon (i) any false, misleading or untrue statement or alleged false, misleading or untrue statement of a material fact, insofar as it relates to Parent or Merger Sub, if such statement was provided to GSE by Parent or Merger Sub in writing expressly for inclusion in the Proxy Statement and such statement was contained in the Proxy Statement in the form mailed to the stockholders of GSE, or (ii) the omission or alleged omission to state in the Proxy Statement a material fact required to be stated therein or necessary to make the statements therein not misleading if such omission was omitted from a writing provided to GSE by Parent or Merger Sub expressly for inclusion in the Proxy Statement, and insofar as the same relates to Parent or Merger Sub.

        7.2.    Indemnification by GSE as to Proxy Statement.    GSE agrees to indemnify and hold harmless Parent, Merger Sub and the officers and directors and each person or entity who controls each of them within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act against any and all losses, claims, damages, or liabilities, joint or several, to which any of them may become subject under the Securities Act, the Exchange Act or any other statute or common law, and to reimburse them for any legal or other expenses incurred by them in connection with investigating any claims and defending any actions, to the extent such losses, claims, damages, liabilities, or actions arise out of or are based upon (i) any false, misleading or untrue statement or alleged false, misleading or untrue statement of a material fact, insofar as it relates to GSE contained in the Proxy Statement in the form mailed to the stockholders of GSE or (ii) the omission or alleged omission to state in the Proxy Statement a material fact required to be stated therein or necessary to make the statements therein not misleading, and insofar as the same relates to GSE.

        7.3.    Concerning GSE's Directors and Officers.    Parent and GSE jointly and severally agree that:

          7.3.1.    Indemnification.    From and after the Effective Date, the Surviving Corporation shall indemnify, defend and hold harmless each person who is now, or has been at any time prior to the Effective Date, an officer or director of GSE (collectively, the "Indemnified Parties") from and against all losses, claims, damages and expenses to the extent not covered by insurance and paid (including reasonable attorney's fees and expenses) arising out of or relating to actions or omissions or alleged actions or omissions, of such person by virtue of his or her service as an officer or director of GSE occurring at or prior to the Effective Date to the fullest extent permitted by the DGCL, but excluding any of the foregoing which relate to any violation or alleged violation of the Exchange Act with respect to insider trading;

          7.3.2.    Eligibility Determination.    Any initial determination required to be made with respect to whether any Indemnified Party may be entitled to indemnification will, if requested by such Indemnified Party, be made by independent legal counsel selected by the Indemnified Party;

          7.3.3.    Advance Defense Costs.    To the fullest extent permitted under the DGCL, the Surviving Corporation shall pay on an as-incurred basis the reasonable fees and expenses of each Indemnified Party (including reasonable fees and expenses of counsel) in advance of the final disposition of any action, suit, proceeding or investigation that is the subject of the right to indemnification, subject to receipt from the Indemnified Party to whom expenses are advanced of the undertaking to repay such advances in the event such Indemnified Party is determined by final nonappealable order of a court of competent jurisdiction to be not entitled to indemnification;

          7.3.4.    Separate Counsel in Certain Events.    In the event any action, suit, investigation or proceeding is brought against any Indemnified Parties and under applicable standards of professional conduct there is a conflict of interest on any significant issue between the position of the Surviving Corporation and an Indemnified Party, the Indemnified Parties may retain counsel, which counsel shall be reasonably satisfactory to the Surviving Corporation, and the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided however, that (i) the Surviving Corporation shall have the right to assume the defense thereof (which right shall not affect the right of the Indemnified Parties to be reimbursed for separate counsel as specified above), (ii) the Indemnified Parties will cooperate in the defense of any such matter, and (iii) the Surviving Corporation shall not be liable for any settlement effected without its prior written consent. The Indemnified Parties as a group may not retain more than one counsel to represent them with respect to each such matter unless under applicable standards of professional conduct there is a conflict of interest on any significant issue between the positions of two or more Indemnified Parties;

          7.3.5.    Notice of Claim.    Upon learning of any loss, claim, damage or expense which may give rise to a claim for indemnity hereunder, any Indemnified Party shall promptly notify the Surviving Corporation thereof in writing, but any failure to give such notice shall not affect the indemnification obligations of the Surviving Corporation under this Paragraph 7.3 unless such failure jeopardizes or prejudices the Surviving Corporation in any material respect;

          7.3.6.    Insurance Tail.    For a period of six years after the Effective Date, the Surviving Corporation will use its commercially reasonable efforts to cause to be maintained in effect policies of directors' and officers' liability insurance substantially equivalent in scope and amount of coverage to the policies maintained by GSE as of the date of this Agreement with respect to claims arising from or relating to actions or omissions, or alleged actions or omissions, occurring on or prior to the Effective Date. Notwithstanding the provisions of this Paragraph 7.3.6, the Surviving Corporation will not be obligated to make total premium payments with respect to such policies of insurance to the extent such premiums exceed 300 percent of the last annual premium paid by GSE prior to the date of this Agreement. If the annual premium costs necessary to maintain such insurance coverage exceed the foregoing amount, GSE will use its commercially reasonable efforts to maintain the most advantageous policies of directors' and officers' liability insurance reasonably obtainable for an annual premium not exceeding the foregoing amount, provided that Indemnified Parties may be required to make application and provide customary representations and warranties to the insurance carrier for the purpose of obtaining such insurance. GSE further agrees (i) to cooperate with Parent and Merger Sub and to provide Parent and Merger Sub (and their Affiliates) and their insurance broker(s) with any documents or information requested by Parent and/or Merger Sub and to allow Parent and Merger Sub (and their Affiliates) and their insurance broker(s) to approach the current insurance carriers of GSE and any additional carriers to negotiate and acquire any directors' and officers' liability insurance coverage, (ii) to designate the broker of record for purposes of negotiating all such directors' and officers' liability insurance policies, and (iii) if requested by Parent and/or Merger Sub, to cancel all existing directors' and officers' liability insurance policies prior to the Effective Time in connection with the corresponding purchase of replacement coverage or extensions, as directed by Parent and/or Merger Sub;

          7.3.7.    Existing Rights Preserved.    The provisions relating to director and officer indemnification, abrogation of liability and advancement of expenses in the certificate of incorporation and/or bylaws of GSE as in effect immediately prior to the date hereof will apply to each Indemnified Party with respect to all matters occurring on or prior to the Effective Date. The foregoing will not be deemed to restrict the right of the Surviving Corporation to modify the provisions of its certificate of incorporation and/or bylaws relating to director and officer indemnification, abrogation of liability or advancement of expenses with respect to events or occurrences after the Effective Date but such modifications shall not adversely affect the rights of the Indemnified Parties as set forth in this Agreement or in any preexisting written contract of indemnity between an Indemnified Party and GSE;

          7.3.8.    Indemnified Parties are Third Party Beneficiaries.    Anything else in this Agreement to the contrary notwithstanding, the provisions of this Paragraph 7.3 will survive the consummation of the merger, and each Indemnified Party will, for all purposes, be a third party beneficiary of the covenants and agreements contained in this Paragraph 7.3 and, accordingly, will be treated as a party to this Agreement for purposes of the rights and remedies relating to enforcement of such covenants and agreements and will be entitled to enforce any such rights and exercise any such remedies directly against Parent and/or the Surviving Corporation.

        7.4.    Employee Benefits.    For a period of one year from the Effective Date, the Surviving Corporation shall continue providing benefits and compensation to or for the benefit of current employees of GSE who continue to be employed after the Effective Date at levels substantially equivalent in the aggregate to those in effect on the Effective Date; provided, however, that such undertaking does not include any obligation to cause any new benefit to be granted to any employee after the Effective Date under any GSE Benefit Plan, the Surviving Corporation's sole obligation (except to the limited extent otherwise provided in Paragraph 7.5) with respect to which shall be to continue to honor previously granted benefits in accordance with their terms, as the same may have been changed by operation of law (in the case of stock based benefits) upon consummation of the merger contemplated by this Agreement.

        7.5.    Option Notice.    On or promptly following the Effective Date, the Surviving Corporation shall transmit a written notice to each holder (at his record address) of an "in-the-money" stock option (determined using the price set forth in Paragraph 1.9.3 above) canceled pursuant to Paragraph 1.9.3.2 informing such holder of such holder's rights and obligations under Paragraphs 1.9.3.2 and 1.9.5.2.

ARTICLE VIII.
MISCELLANEOUS

        8.1.    Entirety.    This Agreement (including the other agreements referenced herein) embodies the entire agreement between the parties with respect to the subject matter hereof, and all prior agreements between the parties with respect thereto are hereby superseded in their entirety, except that the Confidentiality Agreement dated as of November 19, 2003 (the "Confidentiality Agreement") by and between Parent and HWCo (of which GSE is an express third party beneficiary) remains in full force and effect in accordance with its terms and is unaffected by this Agreement.

        8.2.    Counterparts.    Any number of counterparts of this Agreement may be executed and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one instrument.

        8.3.    Notices and Waivers.    Any notice or waiver to be given to any party hereto shall be in writing and shall be delivered by courier, sent by facsimile transmission or first class registered or certified mail, postage prepaid.

If to GSE

Addressed to:	With a copy to:
Gundle/SLT Environmental, Inc.	Porter & Hedges, L.L.P.
19103 Gundle Road	700 Louisiana, 35th Floor
Houston, Texas 77073	Houston, Texas 77002-2764
Attention: Samir T. Badawi	Attention: T. William Porter
Facsimile: (281) 230-2504	Facsimile: (713) 226-0235
If to Parent and Merger Sub
Addressed to:	With a copy to:
GEO Holdings Corp.	Kirkland & Ellis LLP
c/o Code Hennessy & Simmons LLC	200 East Randolph Drive
10 South Wacker Drive, Suite 3175	Chicago, Illinois 60601
Chicago, Illinois 60606	Attention: Kevin R. Evanich, P.C.
Attention: Daniel J. Hennessy	Facsimile: (312) 861-2200
Facsimile: (312) 876-3854

        Any communication so addressed and mailed by first-class registered or certified mail, postage prepaid, shall be deemed to be received on the third business day after so mailed, and if delivered by courier or facsimile to such address, upon delivery during normal business hours on any business day.

        8.4.    Termination of Representations, Warranties, etc.    The respective representations and warranties contained in Articles II and III shall expire with, and be terminated and extinguished by, the merger pursuant to this Agreement at the time of the consummation thereof on the Effective Date. This Paragraph 8.4 shall have no effect upon any other right or obligation of the parties in connection with this Agreement or otherwise, whether to be exercised or performed before or after the Effective Date.

        8.5.    Table of Contents and Captions.    The table of contents and captions contained in this Agreement are solely for convenient reference and shall not be deemed to affect the meaning or interpretation of any Article, Section, Paragraph or SubParagraph hereof.

        8.6.    Successors and Assigns.    Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by GSE without the prior written consent of Parent. Parent and Merger Sub may assign in whole or in part its rights and obligations pursuant to this Agreement to one or more of its affiliates or to any of its lenders as collateral security; provided, however, that if Parent or Merger Sub assigns all or any of such party's rights, interests or obligations under this Agreement, such assigning party shall remain liable for such party's obligations under this Agreement. This Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the successors and assigns of the parties hereto.

        8.7.    Severability.    If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remainder of the terms, provisions, covenants and restrictions shall remain in full force and effect and shall in no way be affected, impaired or invalidated. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, void or unenforceable.

        8.8.    Injunctive and Other Relief.    The parties hereto agree that in the event of a breach of any provision of this Agreement, Parent or Merger Sub may be without an adequate remedy at law. The parties therefore agree that in the event of a breach of any provision of this Agreement, the Parent or Merger Sub may expect to institute and prosecute proceedings in any court of competent jurisdiction to enforce specific performance or to enjoin the continuing breach of such provision, as well as to obtain damages for breach of this Agreement, and such aggrieved party may take any such actions without the necessity of posting a bond. By seeking or obtaining any such relief, the aggrieved party will not be precluded from seeking or obtaining any other relief to which it may be entitled.

        8.9.    Submission to Jurisdiction.    This Agreement shall be governed by and construed and enforced in accordance with the internal law, and not the law of conflicts, of the State of Texas (except to the extent that the form and content of the Certificate of Merger and the consequences of the filing thereof shall be governed by the DGCL), and each of the parties hereto hereby irrevocably and unconditionally agrees (i) that the United States District Courts situated in Harris County, Texas, and the District Courts of the State of Texas situated in Harris

County, Texas, shall have exclusive jurisdiction with respect to any dispute, difference, or disagreement arising out of any alleged breach of this Agreement by any party hereto, (ii) that proper venue may be laid in such courts, (iii) that such courts are a convenient forum for any such action or proceeding, and (iv) that any objection that it might otherwise have to such jurisdiction, venue or convenience is hereby waived and it will not plead or claim the same. Each party also agrees that service or process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at it's address set forth in Paragraph 8.3 hereof.

        8.10.    Public Announcements.    The parties agree that before the Effective Date that they shall consult with each other before the making of any public announcement regarding the existence of this Agreement, the contents hereof or the transactions contemplated hereby, and to obtain the prior approval of the other party as to the content of such announcement, which approval shall not be unreasonably withheld. However, the foregoing shall not apply to any announcement or written statement which, upon the written advice of counsel, is required by law to be made, except that the party required to make such announcement shall consult with and solicit prior approval from such other party concerning the timing and content of such legally required announcement or statement before it is made. Notwithstanding anything in this Agreement or the Confidentiality Agreement to the contrary, Parent, Merger Sub and GSE (and each employee representative, or other agent of the taxpayer) may disclose to any and all persons and entities, without limitation of any kind, the tax treatment and tax structure of the transaction and all materials of any kind (including opinions or other tax analyses) that are provided to them relating to such tax treatment and tax structure except to the extent necessary to comply with any applicable federal or state securities laws; provided, however, that such disclosure may not be made until the earlier of date of the public announcement of discussions relating to the transaction, the date of the public announcement of the transaction, or the date of the execution of an agreement to enter into the transaction. This authorization is not intended to permit disclosure of any other information including (without limitation) (a) any portion of any materials to the extent not related to the Tax treatment or Tax structure of the transaction, (b) the identities of participants or potential participants in the transaction, (c) the existence or status of any negotiations, (d) any pricing or financial information (except to the extent such pricing or financial information is related to the Tax treatment or Tax structure of the transaction) or (e) any other term or detail not relevant to the Tax treatment or the Tax structure of the transaction.

        8.11.    Definitions.    The following terms are defined herein at the place indicated:

Term	Location
Agreement	Premises
Another GSE Transaction	4.2.11.3
Applicable Environmental Laws	3.1.16.3
Benefit Plans	3.1.7.8
Break-Up Fee	4.2.11.3
Commission	3.1.5
DGCL	1.3
Effective Date	1.3
Encumbrance	3.1.4

ERISA	3.1.19
Exchange Act	3.1.5
Exchange Agent	1.9.5
GAAP	3.1.5
GSE Common Stock	Premises
GSE Merger Consideration	1.9.3
GSE Option Consideration	7.5
GSE Shares	1.9.2
GSE Stockholder Meeting	4.2.15
GSE Transaction Proposal	4.2.11.1
HSR	2.1.8
HWCo	3.1.18
Intellectual Property Rights	3.1.11
Material Adverse Change	4.1.3
Merging Corporations	Introduction
Merger Financing	4.3.1
Merger Sub Common Stock	2.1.4
OSHA	3.1.17
PBGC	3.1.19.2
Proxy Statement	2.1.9
Reports	3.1.5
Restated Bylaws	1.6
Restated Certificate of Incorporation	1.4
Rollover Options	5.1.14
Statutory Plan	3.1.19.2
Superior GSE Transaction Proposal	4.2.11.1
Securities Act	7.1
Surviving Corporation	1.4

[Signatures appear on following page.]

        IN WITNESS WHEREOF, the parties hereto have caused this Plan and Agreement of Merger to be signed in their respective corporate names by their respective duly authorized representatives, all as of the day and year first above written.

        THE MERGING CORPORATIONS IN THE MERGER CONTEMPLATED BY THIS AGREEMENT:

GEO SUB CORP. ("Merger Sub")
By:	/s/ DANIEL J. HENNESSY Daniel J. Hennessy, President
GUNDLE/SLT ENVIRONMENTAL, INC. ("GSE")
By:	/s/ SAMIR T. BADAWI Samir T. Badawi, Chairman of the Board, President and Chief Executive Officer
ADDITIONAL PARTY TO THIS AGREEMENT:

GEO HOLDINGS CORP. ("Parent")
By:	/s/ DANIEL J. HENNESSY Daniel J. Hennessy, President

Appendix I

Amended and Restated Certificate of Incorporation of GSE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

GUNDLE/SLT ENVIRONMENTAL, INC.

ARTICLE ONE

        The name of the Corporation is Gundle/SLT Environmental, Inc.

ARTICLE TWO

        The address of the Corporation's registered office in the State of Delaware is 9 East Loockerman Street, in the City of Dover, County of Kent, 19901. The name of its registered agent at such address is National Registered Agents, Inc.

ARTICLE THREE

        The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE FOUR

        Section 1.    Authorized Shares.

        The total number of shares of stock which the corporation has authority to issue is            1 shares of Common Stock, with a par value of $.01 per share.

        Section 2.    Voting Rights.

        Except as otherwise required by applicable law, each holder of Common Stock shall be entitled to one vote for each share of Common Stock held by such holder on all matters to be voted on by the Corporation's stockholders.

        Section 3.    Dividends.

        As and when dividends are declared or paid with respect to shares of Common Stock, whether in cash, property or securities of the Corporation, the holders of Common Stock shall be entitled to receive such dividends pro rata at the same rate per share.

1
To be determined by GSE Holdings Corp.

        Section 4.    Liquidation Rights.

        Upon any liquidation, dissolution or winding up of the Corporation (whether voluntary or involuntary), the assets of the Corporation available for distribution to stockholders shall be distributed among the holders of Common Stock pro rata according to the number of shares of Common Stock held by each such holder.

ARTICLE FIVE

        The Corporation is to have perpetual existence.

ARTICLE SIX

        Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

ARTICLE SEVEN

        The number of directors which constitutes the entire Board of Directors of the Corporation shall be designated in the Bylaws of the Corporation.

ARTICLE EIGHT

        In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter, amend or repeal the Bylaws of the Corporation.

ARTICLE NINE

        To the fullest extent permitted by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended, a director of this Corporation shall not be liable to the Corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director. The Corporation shall, to the fullest extent permitted by the provisions of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify each and every present and former director and officer from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors, and administrators of such person. The Corporation may, to the extent authorized from time to time by the Corporation's board of directors, grant indemnification rights to other employees or agents of the Corporation to the extent permitted by the provisions of the General Corporation Law of the State of Delaware. Any repeal or modification of this ARTICLE NINE shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

2

ARTICLE TEN

        Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside of the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

ARTICLE ELEVEN

        The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Restated Certificate, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

ARTICLE TWELVE

        The Corporation expressly elects not to be governed by Section 203 of the Delaware General Corporation Law.

* * * * * *

3

Appendix II

Amended and Restated Bylaws of GSE

BY-LAWS
OF
GUNDLE/SLT ENVIRONMENTAL, INC.
A Delaware Corporation

ARTICLE I

OFFICES

        Section 1.    Registered Office.    The registered office of the corporation in the State of Delaware shall be located at 1209 Orange Street, in the City of Wilmington, County of New Castle, 19801. The name of the corporation's registered agent at such address shall be The Corporation Trust Company. The registered office and/or registered agent of the corporation may be changed from time to time by action of the board of directors.

        Section 2.    Other Offices.    The corporation may also have offices at such other places, both within and without the State of Delaware, as the board of directors may from time to time determine or the business of the corporation may require.

ARTICLE II

MEETINGS OF STOCKHOLDERS

        Section 1.    Place and Time of Meetings.    An annual meeting of the stockholders shall be held each year within one hundred twenty (120) days after the close of the immediately preceding fiscal year of the corporation for the purpose of electing directors and conducting such other proper business as may come before the meeting. The date, time and place of the annual meeting shall be determined by the president of the corporation; provided, that if the president does not act, the board of directors shall determine the date, time and place of such meeting.

        Section 2.    Special Meetings.    Special meetings of stockholders may be called for any purpose and may be held at such time and place, within or without the State of Delaware, as shall be stated in a notice of meeting or in a duly executed waiver of notice thereof. Such meetings may be called at any time by the board of directors, the president or the holders of shares entitled to cast not less than a majority of the votes at the meeting.

        Section 3.    Place of Meetings.    The board of directors may designate any place, either within or without the State of Delaware, as the place of meeting for any annual meeting or for any special meeting called by the board of directors. If no designation is made, or if a special meeting be otherwise called, the place of meeting shall be the principal executive office of the corporation.

        Section 4.    Notice.    Whenever stockholders are required or permitted to take action at a meeting, written or printed notice stating the place, date, time, and, in the case of special meetings, the purpose or purposes, of such meeting, shall be given to each stockholder entitled to vote at such meeting not less than 10 nor more than 60 days before the date of the meeting. All such notices shall be delivered, either personally or by mail, by or at the direction of the board of directors, the president or the secretary, and if mailed, such notice shall be deemed to be delivered when deposited in the United States mail, postage prepaid, addressed to the stockholder at his, her or its address as the same appears on the records of the corporation. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened.

        Section 5.    Stockholders List.    The officer having charge of the stock ledger of the corporation shall make, at least 10 days before every meeting of the stockholders, a complete list of the stockholders entitled to vote at such meeting arranged in alphabetical order, showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least 10 days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting or, if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present.

        Section 6.    Quorum.    The holders of a majority of the outstanding shares of capital stock entitled to vote, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders, except as otherwise provided by statute or by the certificate of incorporation. If a quorum is not present, the holders of a majority of the shares present in person or represented by proxy at the meeting, and entitled to vote at the meeting, may adjourn the meeting to another time and/or place, until a quorum shall be present.

        Section 7.    Adjourned Meetings.    When a meeting is adjourned to another time and place, notice need not be given of the adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting the corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than thirty days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

        Section 8.    Vote Required.    When a quorum is present, the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter shall be the act of the stockholders, unless the question is one upon which by express provisions of an applicable law or of the certificate of incorporation a different vote is required, in which case such express provision shall govern and control the decision of such question.

        Section 9.    Voting Rights.    Except as otherwise provided by the General Corporation Law of the State of Delaware or by the certificate of incorporation of the corporation or any

2

amendments thereto and subject to Section 3 of Article VI hereof, every stockholder shall at every meeting of the stockholders be entitled to one vote in person or by proxy for each share of common stock held by such stockholder.

        Section 10.    Proxies.    Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for him or her by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period.

        Section 11.    Action by Written Consent.    Unless otherwise provided in the certificate of incorporation, any action required to be taken at any annual or special meeting of stockholders of the corporation, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken and bearing the dates of signature of the stockholders who signed the consent or consents, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the corporation by delivery to its registered office in the state of Delaware, or the corporation's principal place of business, or an officer or agent of the corporation having custody of the book or books in which proceedings of meetings of the stockholders are recorded. Delivery made to the corporation's registered office shall be by hand or by certified or registered mail, return receipt requested. All consents properly delivered in accordance with this Section shall be deemed to be recorded when so delivered. No written consent shall be effective to take the corporate action referred to therein unless, within sixty days of the earliest dated consent delivered to the corporation as required by this section, written consents signed by the holders of a sufficient number of shares to take such corporate action are so recorded. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing. Any action taken pursuant to such written consent or consents of the stockholders shall have the same force and effect as if taken by the stockholders at a meeting thereof.

ARTICLE III

DIRECTORS

        Section 1.    General Powers.    The business and affairs of the corporation shall be managed by or under the direction of the board of directors.

        Section 2.    Number, Election and Term of Office.    The number of directors which shall constitute the board shall be four (4). Thereafter, the number of directors shall be established from time to time by resolution of the board. The directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote in the election of directors. The directors shall be elected in this manner at the annual meeting of the stockholders, except as provided in Section 4 of this Article III. Each director elected shall hold office until a successor is duly elected and qualified or until his or her earlier death, resignation or removal as hereinafter provided.

3

        Section 3.    Removal and Resignation.    Any director or the entire board of directors may be removed at any time, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors. Whenever the holders of any class or series are entitled to elect one or more directors by the provisions of the corporation's certificate of incorporation, the provisions of this section shall apply, in respect to the removal without cause of a director or directors so elected, to the vote of the holders of the outstanding shares of that class or series and not to the vote of the outstanding shares as a whole. Any director may resign at any time upon written notice to the corporation.

        Section 4.    Vacancies.    Vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director. Each director so chosen shall hold office until a successor is duly elected and qualified or until his or her earlier death, resignation or removal as herein provided.

        Section 5.    Annual Meetings.    The annual meeting of each newly elected board of directors shall be held, without other notice than this by-law, immediately after and at the same place as, the annual meeting of stockholders.

        Section 6.    Other Meetings and Notice.    Regular meetings, other than the annual meeting, of the board of directors may be held without notice at such time and at such place as shall from time to time be determined by resolution of the board. Special meetings of the board of directors may be called by or at the request of the president on at least 24 hours notice to each director, either personally, by telephone, by mail, or by facsimile; in like manner and on like notice the president must call a special meeting on the written request of at least two of the directors.

        Section 7.    Quorum, Required Vote and Adjournment.    A majority of the total number of directors shall constitute a quorum for the transaction of business. The vote of a majority of directors present at a meeting at which a quorum is present shall be the act of the board of directors. If a quorum shall not be present at any meeting of the board of directors, the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

        Section 8.    Committees.    The board of directors may, by resolution passed by a majority of the whole board, designate one or more committees, each committee to consist of one or more of the directors of the corporation, which to the extent provided in such resolution or these by-laws shall have and may exercise the powers of the board of directors in the management and affairs of the corporation except as otherwise limited by law. The board of directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. Such committee or committees shall have such name or names as may be determined from time to time by resolution adopted by the board of directors. Each committee shall keep regular minutes of its meetings and report the same to the board of directors when required.

        Section 9.    Committee Rules.    Each committee of the board of directors may fix its own rules of procedure and shall hold its meetings as provided by such rules, except as may

4

otherwise be provided by a resolution of the board of directors designating such committee. In the event that a member and that member's alternate, if alternates are designated by the board of directors as provided in Section 8 of this Article III, of such committee is or are absent or disqualified, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the board of directors to act at the meeting in place of any such absent or disqualified member.

        Section 10.    Communications Equipment.    Members of the board of directors or any committee thereof may participate in and act at any meeting of such board or committee through the use of a conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in the meeting pursuant to this section shall constitute presence in person at the meeting.

        Section 11.    Waiver of Notice and Presumption of Assent.    Any member of the board of directors or any committee thereof who is present at a meeting shall be conclusively presumed to have waived notice of such meeting except when such member attends for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened. Such member shall be conclusively presumed to have assented to any action taken unless his or her dissent shall be entered in the minutes of the meeting or unless his or her written dissent to such action shall be filed with the person acting as the secretary of the meeting before the adjournment thereof or shall be forwarded by registered mail to the secretary of the corporation immediately after the adjournment of the meeting. Such right to dissent shall not apply to any member who voted in favor of such action.

        Section 12.    Action by Written Consent.    Unless otherwise restricted by the certificate of incorporation, any action required or permitted to be taken at any meeting of the board of directors, or of any committee thereof, may be taken without a meeting if all members of the board or committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the board or committee.

ARTICLE IV

OFFICERS

        Section 1.    Number.    The officers of the corporation shall be elected by the board of directors and shall consist of a chairman, if any is elected, a president/chief executive officer, a vice-president, if any is elected, a secretary, a treasurer, if any is elected, and such other officers and assistant officers as may be deemed necessary or desirable by the board of directors. Any number of offices may be held by the same person. In its discretion, the board of directors may choose not to fill any office for any period as it may deem advisable.

        Section 2.    Election and Term of Office.    The officers of the corporation shall be elected annually by the board of directors at its first meeting held after each annual meeting of stockholders or as soon thereafter as such meeting may conveniently be held. Vacancies may be filled or new offices created and filled at any meeting of the board of directors. Each officer

5

shall hold office until a successor is duly elected and qualified or until his or her earlier death, resignation or removal as hereinafter provided.

        Section 3.    Removal.    Any officer or agent elected by the board of directors may be removed by the board of directors whenever in its judgment the best interests of the corporation would be served thereby, but such removal shall be without prejudice to the contract rights, if any, of the person so removed.

        Section 4.    Vacancies.    Any vacancy occurring in any office because of death, resignation, removal, disqualification or otherwise, may be filled by the board of directors for the unexpired portion of the term by the board of directors then in office.

        Section 5.    Compensation.    Compensation of all officers shall be fixed by the board of directors, and no officer shall be prevented from receiving such compensation by virtue of his or her also being a director of the corporation.

        Section 6.    Chairman of the Board.    The chairman of the board shall be the chief executive officer of the corporation, and shall have the powers and perform the duties incident to that position. Subject to the powers of the board of directors, he or she shall be in the general and active charge of the entire business and affairs of the corporation, and shall be its chief policy making officer. He or she shall preside at all meetings of the board of directors and stockholders and shall have such other powers and perform such other duties as may be prescribed by the board of directors or provided in these by-laws. Whenever the president is unable to serve, by reason of sickness, absence or otherwise, the chairman of the board shall perform all the duties and responsibilities and exercise all the powers of the president.

        Section 7.    The President.    The president shall, if no chairman is provided for, be the chief executive officer of the corporation; shall preside at all meetings of the stockholders and board of directors at which he or she is present; subject to the powers of the board of directors and the chairman, shall have general charge of the business, affairs and property of the corporation, and control over its officers, agents and employees; and shall see that all orders and resolutions of the board of directors are carried into effect. The president shall execute bonds, mortgages and other contracts requiring a seal, under the seal of the corporation, except where required or permitted by law to be otherwise signed and executed and except where the signing and execution thereof shall be expressly delegated by the board of directors to some other officer or agent of the corporation. The president shall have such other powers and perform such other duties as may be prescribed by the chairman or the board of directors or as may be provided in these by-laws.

        Section 8.    Vice-presidents.    The vice-president, or if there shall be more than one, the vice-presidents in the order determined by the board of directors, shall, in the absence or disability of the president, act with all of the powers and be subject to all the restrictions of the president. The vice-presidents shall also perform such other duties and have such other powers as the board of directors the chairman, the president or these by-laws may, from time to time, prescribe.

6

        Section 9.    The Secretary and Assistant Secretaries.    The secretary shall attend all meetings of the board of directors, all meetings of the committees thereof and all meetings of the stockholders and record all the proceedings of the meetings in a book or books to be kept for that purpose. Under the president's supervision, the secretary shall give, or cause to be given, all notices required to be given by these by-laws or by law; shall have such powers and perform such duties as the board of directors, the chairman, the president or these by-laws may, from time to time, prescribe; and shall have custody of the corporate seal of the corporation. The secretary, or an assistant secretary, shall have authority to affix the corporate seal to any instrument requiring it and when so affixed, it may be attested by his or her signature or by the signature of such assistant secretary. The board of directors may give general authority to any other officer to affix the seal of the corporation and to attest the affixing by his or her signature. The assistant secretary, or if there be more than one, the assistant secretaries in the order determined by the board of directors, shall, in the absence or disability of the secretary, perform the duties and exercise the powers of the secretary and shall perform such other duties and have such other powers as the board of directors, the chairman, the president, or secretary may, from time to time, prescribe.

        Section 10.    The Treasurer and Assistant Treasurer.    The treasurer shall have the custody of the corporate funds and securities; shall keep full and accurate accounts of receipts and disbursements in books belonging to the corporation; shall deposit all monies and other valuable effects in the name and to the credit of the corporation as may be ordered by the board of directors; shall cause the funds of the corporation to be disbursed when such disbursements have been duly authorized, taking proper vouchers for such disbursements; and shall render to the president and the board of directors, at its regular meeting or when the board of directors so requires, an account of the corporation; shall have such powers and perform such duties as the board of directors, the chairman, the president or these by-laws may, from time to time, prescribe. If required by the board of directors, the treasurer shall give the corporation a bond (which shall be rendered every six years) in such sums and with such surety or sureties as shall be satisfactory to the board of directors for the faithful performance of the duties of the office of treasurer and for the restoration to the corporation, in case of death, resignation, retirement, or removal from office, of all books, papers, vouchers, money, and other property of whatever kind in the possession or under the control of the treasurer belonging to the corporation. The assistant treasurer, or if there shall be more than one, the assistant treasurers in the order determined by the board of directors, shall in the absence or disability of the treasurer, perform the duties and exercise the powers of the treasurer. The assistant treasurers shall perform such other duties and have such other powers as the board of directors, the chairman, the president or treasurer may, from time to time, prescribe.

        Section 11.    Other Officers, Assistant Officers and Agents.    Officers, assistant officers and agents, if any, other than those whose duties are provided for in these by-laws, shall have such authority and perform such duties as may from time to time be prescribed by resolution of the board of directors.

        Section 12.    Absence or Disability of Officers.    In the case of the absence or disability of any officer of the corporation and of any person hereby authorized to act in such officer's place during such officer's absence or disability, the board of directors may by resolution

7

delegate the powers and duties of such officer to any other officer or to any director, or to any other person whom it may select.

ARTICLE V

INDEMNIFICATION OF OFFICERS, DIRECTORS AND OTHERS

        Section 1.    Nature of Indemnity.    Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer, of the corporation or is or was serving at the request of the corporation as a director, officer, employee, fiduciary, or agent of another corporation or of a partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless by the corporation to the fullest extent which it is empowered to do so by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended against all expense, liability and loss (including attorneys' fees actually and reasonably incurred by such person in connection with such proceeding) and such indemnification shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in Section 2 hereof, the corporation shall indemnify any such person seeking indemnification in connection with a proceeding initiated by such person only if such proceeding was authorized by the board of directors of the corporation. The corporation may, by action of its board of directors, provide indemnification to employees and agents of the corporation with the same scope and effect as the foregoing indemnification of directors and officers.

        Section 2.    Procedure for Indemnification of Directors and Officers.    Any indemnification of a director or officer of the corporation under Section 1 of this Article V or advance of expenses under Section 5 of this Article V shall be made promptly, and in any event within 30 days, upon the written request of the director or officer. If a determination by the corporation that the director or officer is entitled to indemnification pursuant to this Article V is required, and the corporation fails to respond within sixty days to a written request for indemnity, the corporation shall be deemed to have approved the request. If the corporation denies a written request for indemnification or advancing of expenses, in whole or in part, or if payment in full pursuant to such request is not made within 30 days, the right to indemnification or advances as granted by this Article V shall be enforceable by the director or officer in any court of competent jurisdiction. Such person's costs and expenses incurred in connection with successfully establishing his or her right to indemnification, in whole or in part, in any such action shall also be indemnified by the corporation. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any, has been tendered to the corporation) that the claimant has not met the standards of conduct which make it permissible under the General Corporation Law of the State of Delaware for the corporation to indemnify the claimant for the amount claimed, but the burden of such defense shall be on the corporation. Neither the failure of the corporation (including its board of directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the General Corporation Law of the State

8

of Delaware, nor an actual determination by the corporation (including its board of directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

        Section 3.    Article Not Exclusive.    The rights to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Article V shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the certificate of incorporation, by-law, agreement, vote of stockholders or disinterested directors or otherwise.

        Section 4.    Insurance.    The corporation may purchase and maintain insurance on its own behalf and on behalf of any person who is or was a director, officer, employee, fiduciary, or agent of the corporation or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, whether or not the corporation would have the power to indemnify such person against such liability under this Article V.

        Section 5.    Expenses.    Expenses incurred by any person described in Section 1 of this Article V in defending a proceeding shall be paid by the corporation in advance of such proceeding's final disposition unless otherwise determined by the board of directors in the specific case upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation. Such expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

        Section 6.    Employees and Agents.    Persons who are not covered by the foregoing provisions of this Article V and who are or were employees or agents of the corporation, or who are or were serving at the request of the corporation as employees or agents of another corporation, partnership, joint venture, trust or other enterprise, may be indemnified to the extent authorized at any time or from time to time by the board of directors.

        Section 7.    Contract Rights.    The provisions of this Article V shall be deemed to be a contract right between the corporation and each director or officer who serves in any such capacity at any time while this Article V and the relevant provisions of the General Corporation Law of the State of Delaware or other applicable law are in effect, and any repeal or modification of this Article V or any such law shall not affect any rights or obligations then existing with respect to any state of facts or proceeding then existing.

        Section 8.    Merger or Consolidation.    For purposes of this Article V, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation,

9

partnership, joint venture, trust or other enterprise, shall stand in the same position under this Article V with respect to the resulting or surviving corporation as he or she would have with respect to such constituent corporation if its separate existence had continued.

ARTICLE VI

CERTIFICATES OF STOCK

        Section 1.    Form.    Every holder of stock in the corporation shall be entitled to have a certificate, signed by, or in the name of the corporation by the chairman, president or a vice-president and the secretary or an assistant secretary of the corporation, certifying the number of shares owned by such holder in the corporation. If such a certificate is countersigned (1) by a transfer agent or an assistant transfer agent other than the corporation or its employee or (2) by a registrar, other than the corporation or its employee, the signature of any such chairman, president, vice-president, secretary, or assistant secretary may be facsimiles. In case any officer or officers who have signed, or whose facsimile signature or signatures have been used on, any such certificate or certificates shall cease to be such officer or officers of the corporation whether because of death, resignation or otherwise before such certificate or certificates have been delivered by the corporation, such certificate or certificates may nevertheless be issued and delivered as though the person or persons who signed such certificate or certificates or whose facsimile signature or signatures have been used thereon had not ceased to be such officer or officers of the corporation. All certificates for shares shall be consecutively numbered or otherwise identified. The name of the person to whom the shares represented thereby are issued, with the number of shares and date of issue, shall be entered on the books of the corporation. Shares of stock of the corporation shall only be transferred on the books of the corporation by the holder of record thereof or by such holder's attorney duly authorized in writing, upon surrender to the corporation of the certificate or certificates for such shares endorsed by the appropriate person or persons, with such evidence of the authenticity of such endorsement, transfer, authorization, and other matters as the corporation may reasonably require, and accompanied by all necessary stock transfer stamps. In that event, it shall be the duty of the corporation to issue a new certificate to the person entitled thereto, cancel the old certificate or certificates, and record the transaction on its books. The board of directors may appoint a bank or trust company organized under the laws of the United States or any state thereof to act as its transfer agent or registrar, or both in connection with the transfer of any class or series of securities of the corporation.

        Section 2.    Lost Certificates.    The board of directors may direct a new certificate or certificates to be issued in place of any certificate or certificates previously issued by the corporation alleged to have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen, or destroyed. When authorizing such issue of a new certificate or certificates, the board of directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen, or destroyed certificate or certificates, or his or her legal representative, to give the corporation a bond sufficient to indemnify the corporation against any claim that may be made against the corporation on account of the loss, theft or destruction of any such certificate or the issuance of such new certificate.

10

        Section 3.    Fixing a Record Date for Stockholder Meetings.    In order that the corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the board of directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the board of directors, and which record date shall not be more than sixty nor less than ten days before the date of such meeting. If no record date is fixed by the board of directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be the close of business on the next day preceding the day on which notice is given, or if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the board of directors may fix a new record date for the adjourned meeting.

        Section 4.    Fixing a Record Date for Action by Written Consent.    In order that the corporation may determine the stockholders entitled to consent to corporate action in writing without a meeting, the board of directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the board of directors, and which date shall not be more than ten days after the date upon which the resolution fixing the record date is adopted by the board of directors. If no record date has been fixed by the board of directors, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting, when no prior action by the board of directors is required by statute, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to the corporation's registered office shall be by hand or by certified or registered mail, return receipt requested. If no record date has been fixed by the board of directors and prior action by the board of directors is required by statute, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting shall be at the close of business on the day on which the board of directors adopts the resolution taking such prior action.

        Section 5.    Fixing a Record Date for Other Purposes.    In order that the corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment or any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purposes of any other lawful action, the board of directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than sixty days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the board of directors adopts the resolution relating thereto.

        Section 6.    Registered Stockholders.    Prior to the surrender to the corporation of the certificate or certificates for a share or shares of stock with a request to record the transfer of such share or shares, the corporation may treat the registered owner as the person entitled to receive dividends, to vote, to receive notifications, and otherwise to exercise all the rights and powers of an owner.

11

        Section 7.    Subscriptions for Stock.    Unless otherwise provided for in the subscription agreement, subscriptions for shares shall be paid in full at such time, or in such installments and at such times, as shall be determined by the board of directors. Any call made by the board of directors for payment on subscriptions shall be uniform as to all shares of the same class or as to all shares of the same series. In case of default in the payment of any installment or call when such payment is due, the corporation may proceed to collect the amount due in the same manner as any debt due the corporation.

ARTICLE VII

GENERAL PROVISIONS

        Section 1.    Dividends.    Dividends upon the capital stock of the corporation, subject to the provisions of the certificate of incorporation, if any, may be declared by the board of directors at any regular or special meeting, pursuant to law. Dividends may be paid in cash, in property, or in shares of the capital stock, subject to the provisions of the certificate of incorporation. Before payment of any dividend, there may be set aside out of any funds of the corporation available for dividends such sum or sums as the directors from time to time, in their absolute discretion, think proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the corporation, or any other purpose and the directors may modify or abolish any such reserve in the manner in which it was created.

        Section 2.    Checks, Drafts or Orders.    All checks, drafts, or other orders for the payment of money by or to the corporation and all notes and other evidences of indebtedness issued in the name of the corporation shall be signed by such officer or officers, agent or agents of the corporation, and in such manner, as shall be determined by resolution of the board of directors or a duly authorized committee thereof.

        Section 3.    Contracts.    The board of directors may authorize any officer or officers, or any agent or agents, of the corporation to enter into any contract or to execute and deliver any instrument in the name of and on behalf of the corporation, and such authority may be general or confined to specific instances.

        Section 4.    Loans.    The corporation may lend money to, or guarantee any obligation of, or otherwise assist any officer or other employee of the corporation or of its subsidiary, including any officer or employee who is a director of the corporation or its subsidiary, whenever, in the judgment of the directors, such loan, guaranty or assistance may reasonably be expected to benefit the corporation. The loan, guaranty or other assistance may be with or without interest, and may be unsecured, or secured in such manner as the board of directors shall approve, including, without limitation, a pledge of shares of stock of the corporation. Nothing in this section contained shall be deemed to deny, limit or restrict the powers of guaranty or warranty of the corporation at common law or under any statute.

        Section 5.    Fiscal Year.    The fiscal year of the corporation shall be fixed by resolution of the board of directors.

12

        Section 6.    Corporate Seal.    The board of directors shall provide a corporate seal which shall be in the form of a circle and shall have inscribed thereon the name of the corporation and the words "Corporate Seal, Delaware". The seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.

        Section 7.    Voting Securities Owned By Corporation.    Voting securities in any other corporation held by the corporation shall be voted by the president, unless the board of directors specifically confers authority to vote with respect thereto, which authority may be general or confined to specific instances, upon some other person or officer. Any person authorized to vote securities shall have the power to appoint proxies, with general power of substitution.

        Section 8.    Inspection of Books and Records.    Any stockholder of record, in person or by attorney or other agent, shall, upon written demand under oath stating the purpose thereof, have the right during the usual hours for business to inspect for any proper purpose the corporation's stock ledger, a list of its stockholders, and its other books and records, and to make copies or extracts therefrom. A proper purpose shall mean any purpose reasonably related to such person's interest as a stockholder. In every instance where an attorney or other agent shall be the person who seeks the right to inspection, the demand under oath shall be accompanied by a power of attorney or such other writing which authorizes the attorney or other agent to so act on behalf of the stockholder. The demand under oath shall be directed to the corporation at its registered office in the State of Delaware or at its principal place of business.

        Section 9.    Section Headings.    Section headings in these by-laws are for convenience of reference only and shall not be given any substantive effect in limiting or otherwise construing any provision herein.

        Section 10.    Inconsistent Provisions.    In the event that any provision of these by-laws is or becomes inconsistent with any provision of the certificate of incorporation, the General Corporation Law of the State of Delaware or any other applicable law, the provision of these by-laws shall not be given any effect to the extent of such inconsistency but shall otherwise be given full force and effect.

ARTICLE VIII

AMENDMENTS

        These by-laws may be amended, altered, or repealed and new by-laws adopted at any meeting of the board of directors by a majority vote. The fact that the power to adopt, amend, alter, or repeal the by-laws has been conferred upon the board of directors shall not divest the stockholders of the same powers.

13

Appendix III

GEO Holdings Corp. 2004 Stock Option Plan

GEO HOLDINGS CORP.
2004 STOCK OPTION PLAN

ARTICLE I

Purpose of Plan

        The 2004 Stock Option Plan (the "Plan") of GEO Holdings Corp., adopted by the Board of Directors of the Company (defined below) and the stockholders of the Company on                        , 2004 (the "Approval Date"), for executive and other key employees and directors of the Company, is intended to advance the best interests of the Company and its Subsidiaries by providing those persons who have a substantial responsibility for its management and growth with additional incentives by allowing them to acquire an ownership interest in the Company and thereby encouraging them to contribute to the success of the Company and to remain in its employ. The availability and offering of stock options under the Plan also increases the Company's ability to attract and retain individuals of exceptional managerial talent upon whom, in large measure, the sustained progress, growth and profitability of the Company depends.

        All options granted under the Plan are intended to qualify for an exemption (the "Exemption") from the registration requirements under the Securities Act of 1933, as amended (the "Act"), pursuant to Rule 701 of the Act. In the event that any provision of the Plan would cause any option granted under the Plan to not qualify for the Exemptions, the Plan shall be deemed automatically amended to the extent necessary to cause all Options (as defined in Article IV below) granted under the Plan to qualify for the Exemptions. This Plan shall terminate on the tenth anniversary of the Approval Date.

ARTICLE II

Definitions

        For purposes of the Plan, except where the context clearly indicates otherwise, the following terms shall have the meanings set forth below:

        "Affiliate" shall mean, as to any specified Person, any other Person which, directly or indirectly or indirectly, controls, is controlled by, employed by or is under common control with, any of the foregoing. For the purposes of this definition, "control" means the possession of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

        "Board" shall mean the Board of Directors of the Company.

        "Cause" shall mean (i) a Participant's theft or embezzlement, or attempted theft or embezzlement, of money or property of the Company, a Participant's perpetration or attempted perpetration of fraud, or a Participant's participation in a fraud or attempted fraud, on the Company or a Participant's unauthorized appropriation of, or a Participant's attempt to misappropriate, any tangible or intangible assets or property of the Company, (ii) any act or acts of disloyalty, misconduct or moral turpitude by a Participant injurious to the interest, property, operations, business or reputation of the Company or a Participant's conviction of a crime the commission of which results in injury to the Company or (iii) a Participant's failure or inability (other than by reason of Disability) to carry out effectively his duties and obligations to the Company or to participate effectively and actively in the management of the Company, as determined in the reasonable judgment of the Board; provided, that with respect to any Participant, the Committee may, in its discretion, apply a definition of "Cause" that is the same as in such Participant's employment agreement with the Company or its Subsidiaries, if any.

        "CHS" shall mean Code Hennessy & Simmons IV LP, a Delaware limited partnership.

        "Code" shall mean the Internal Revenue Code of 1986, as amended, and any successor statute.

        "Committee" shall mean the Compensation Committee, or such other committee of the Board which may be designated by the Board to administer the Plan. The Committee shall be composed of two or more directors as appointed from time to time to serve by the Board.

        "Common Stock" shall mean the Company's Common Stock, par value $.01 per share, or, in the event that the outstanding Common Stock is hereafter changed into or exchanged for different stock or securities of the Company, such other stock or securities.

        "Company" shall mean GEO Holdings Corp., a Delaware corporation, and (except to the extent the context requires otherwise) any subsidiary corporation of GEO Holdings Corp. as such term is defined in Section 425(f) of the Code.

        "Date of Termination" shall mean, with respect to any Participant, (i) if such Participant's employment is terminated by the Company, the effective date of termination as specified in the written notice from the Company to such Participant terminating such Participant's employment, (ii) if such Participant terminates his or her employment, the date the Company receives notice from such Participant terminating his or her employment or (iii) if such Participant's employment is terminated other than pursuant to (i) or (ii), then the date determined in good faith by the Board.

        "Disability" shall mean the inability, due to illness, accident, injury, physical or mental incapacity or other disability, of any Participant to carry out effectively his duties and obligations to the Company or to participate effectively and actively in the management of the Company for a period of at least 90 consecutive days or for shorter periods aggregating at least 120 days (whether or not consecutive) during any twelve-month period, as determined in the reasonable judgment of the Board; provided, that with respect to any Participant, the Committee may, in its discretion, apply a definition of "Disability" that is the same as in such Participant's employment agreement with the Company or its Subsidiaries, if any.

        "Executive Securities Agreements" shall mean those certain Executive Securities Agreements, dated as of                        , 200  , between the Company and each of                        .

2

        "Fair Market Value" of each Option Share shall mean the average of the closing prices of the sales of the Company's Common Stock on all securities exchanges on which the Company Common Stock may at the time be listed, or, if there have been no sales on any such exchange on any day, the average of the highest bid and lowest asked prices on all such exchanges at the end of such day, or, if on any day the Company Common Stock is not so listed, the average of the representative bid and asked prices quoted in the NASDAQ System as of 4:00 P.M., New York time, or, if on any day the Company Common Stock is not quoted in the NASDAQ System, the average of the highest bid and lowest asked prices on such day in the domestic over-the-counter market as reported by the National Quotation Bureau Incorporated, or any similar successor organization, in each such case averaged over a period of 21 days consisting of the day as of which the Fair Market Value is being determined and the 20 consecutive business days prior to such day. If at any time the Company Common Stock is not listed on any securities exchange or quoted in the NASDAQ System or the over-the-counter market, the Fair Market Value shall be determined in good faith by the Board.

        "Family Group" shall mean a Participant's spouse and descendants (whether natural or adopted), any trust, family limited partnership or other entity solely for the benefit of such Participant and/or such Participant's spouse and/or descendants.

        "Incentive Stock Option" shall have the meaning set forth in Section 5.2 below. "Nonqualified Stock Option" shall have the meaning set forth in Section 5.2 below.

        "Options" shall have the meaning set forth in Article IV.

        "Option Agreement" shall have the meaning set forth in Section 6.3 below and shall include the Executive Securities Agreements.

        "Option Shares" shall mean (i) all shares of Common Stock issued or issuable upon the exercise of an Option and (ii) all shares of Common Stock issued with respect to the Common Stock referred to in clause (i) above by way of stock dividend or stock split or in connection with any conversion, merger, consolidation or recapitalization or other reorganization affecting the Common Stock.

        "Participant" shall mean any executive or other key employee or director of the Company who has been selected to participate in the Plan by the Committee or the Board.

        "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust (including any beneficiary thereof), a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

        "Sale of the Company" shall mean (i) any sale, transfer or issuance or series of sales, transfers and/or issuances of capital stock of the Company by the Company or any holders thereof (including without limitation, any merger, consolidation or other transaction or series of related transactions having the same effect) which results in any Person or group of Persons (as the term "group" is used under the Act), other than CHS or its Affiliates, owning capital stock of

3

the Company possessing the voting power (under ordinary circumstances) to elect a majority of the Board, and (ii) any sale or transfer of all or substantially all of the assets of the Company and its subsidiaries in any transaction or series of transactions (other than sales in the ordinary course of business) to any Person or group of Persons (as the term "group" is used under the Act), other than CHS or its Affiliates.

ARTICLE III

Administration

        The Plan shall be administered by the Committee; provided that if for any reason the Committee shall not have been appointed by the Board, all authority and duties of the Committee under the Plan shall be vested in and exercised by the Board. Subject to the limitations of the Plan, the Committee shall have the sole and complete authority to: (i) select Participants, (ii) grant Options (as defined in Article IV below) to Participants in such forms and amounts as it shall determine, (iii) impose such limitations, restrictions and conditions upon such Options as it shall deem appropriate, (iv) interpret the Plan and adopt, amend and rescind administrative guidelines and other rules and regulations relating to the Plan, (v) correct any defect or omission or reconcile any inconsistency in the Plan or in any Option granted hereunder and (vi) make all other determinations and take all other actions necessary or advisable for the implementation and administration of the Plan. The Committee's determinations on matters within its authority shall be conclusive and binding upon the Participants, the Company and all other Persons. All expenses associated with the administration of the Plan shall be borne by the Company. The Committee may, as approved by the Board and to the extent permissible by law, delegate any of its authority hereunder to such persons as it deems appropriate.

ARTICLE IV

Limitation on Aggregate Shares

        The number of shares of Common Stock with respect to which options may be granted under the Plan (the "Options") and which may be issued upon the exercise thereof shall not exceed, in the aggregate,             shares; provided that the type and the aggregate number of shares which may be subject to Options shall be subject to adjustment in accordance with the provisions of Section 6.8 below, and further provided that to the extent any Options expire unexercised or are canceled, terminated or forfeited in any manner without the issuance of Common Stock thereunder, or if any Options are exercised and the shares of Common Stock issued thereunder are repurchased by the Company, such shares shall again be available under the Plan. The             shares of Common Stock available under the Plan may be either authorized and unissued shares, treasury shares or a combination thereof, as the Committee shall determine.

ARTICLE V

Awards

        5.1    Options.    The Committee may grant Options to Participants in accordance with this Article V.

4

        5.2    Form of Option.    Options granted under this Plan shall be presumed to be nonqualified stock options (the "Nonqualified Stock Options") and are not intended to be incentive stock options within the meaning of Section 422 of the Code or any successor provision ("Incentive Stock Options") unless clearly indicated by the Committee in the respective Option Agreement (as defined below). The Committee may grant Incentive Stock Options only to eligible employees of the Company or its subsidiaries (as defined in Section 424(f) of the Code). It is the Company's intent that Nonqualified Stock Options granted under the Plan not be classified as Incentive Stock Options, that Incentive Stock Options be consistent with and contain or be deemed to contain all provisions required under Section 422 of the Code and any successor thereto, and that any ambiguities in construction be interpreted in order to effectuate such intent. If an Incentive Stock Option granted under the Plan does not qualify as such for any reason, then to the extent of such nonqualification, the stock option represented thereby shall be regarded as a Nonqualified Stock Option duly granted under the Plan, provided that such stock option otherwise meets the Plan's requirements for Nonqualified Stock Options.

        5.3    Exercise Price.    The option exercise price per share of Common Stock shall be fixed by the Committee on the date of grant (except that the exercise price shall be 110% of the Fair Market Value in the case of any person who owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company determined with regard to the attribution rules of Section 424(d) of the Code).

        5.4    Limitations on Grants.    If required by the Code, the aggregate Fair Market Value (determined as of the grant date) of shares for which an Incentive Stock Option is exercisable for the first time during any calendar year under all equity incentive plans of the Company and its Subsidiaries (as defined in Section 422 of the Code or any successor thereto) may not exceed $100,000.

        5.5    Exercisability.    Options shall be exercisable at such time or times as the Committee shall determine at or subsequent to grant.

        5.6    Payment of Exercise Price.    Options shall be exercised in whole or in part by written notice to the Company (to the attention of the Company's Secretary) accompanied by payment in full of the option exercise price. Payment of the option exercise price shall be made in cash (including check, bank draft or money order) or, in the discretion of the Committee, by delivery of a promissory note (if in accordance with policies approved by the Board).

        5.7    Terms of Options.    The term during which each Option may be exercised shall be determined by the Committee, but, except as otherwise provided herein, in no event shall an option be exercisable in whole or in part, in the case of a Nonqualified Stock Option or an Incentive Stock Option (other than as described below), more than ten years from the date it is granted or, in the case of an Incentive Stock Option granted to an employee who at the time of the grant owns more than 10% of the total combined voting power of all classes of stock of the Company or any of its Subsidiaries, if required by the Code, more than five years from the date it is granted.

5

ARTICLE VI

General Provisions

        6.1    Conditions and Limitations on Exercise.    Options may be made exercisable in one or more installments, upon the happening of certain events, upon the passage of a specified period of time, upon the fulfillment of certain conditions or upon the achievement by the Company of certain performance goals, as the Committee shall decide in each case when the Options are granted.

        6.2    Sale of the Company.    In the event of a Sale of the Company, the Committee or the Board may provide, in its discretion, that the Options shall become immediately exercisable by any Participants who are employed by the Company at the time of the Sale of the Company and/or that all Options shall terminate if not exercised as of the date of the Sale of the Company or other prescribed period of time.

        6.3    Written Agreement.    Each Option granted hereunder to a Participant shall be embodied in a written agreement (an "Option Agreement") which shall be signed by the Participant and by the Chief Executive Officer or the President of the Company for and in the name and on behalf of the Company and shall be subject to the terms and conditions of the Plan prescribed in the Agreement (including, but not limited to, (i) the right of the Company and such other Persons as the Committee shall designate ("Designees") to repurchase from each Participant, and such Participant's transferees, all shares of Common Stock issued or issuable to such Participant on the exercise of an Option in the event of such Participant's termination of employment, (ii) rights of first refusal granted to the Company and Designees, (iii) holdback and other registration right restrictions in the event of a public registration of any equity securities of the Company and (iv) any other terms and conditions which the Committee shall deem necessary and desirable).

        6.4    Listing, Registration and Compliance with Laws and Regulations.    Options shall be subject to the requirement that if at any time the Committee shall determine, in its discretion, that the listing, registration or qualification of the shares subject to the Options upon any securities exchange or under any state or federal securities or other law or regulation, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition to or in connection with the granting of the Options or the issuance or purchase of shares thereunder, no Options may be granted or exercised, in whole or in part, unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee. The holders of such Options shall supply the Company with such certificates, representations and information as the Company shall request and shall otherwise cooperate with the Company in obtaining such listing, registration, qualification, consent or approval. In the case of officers and other Persons subject to Section 16(b) of the Securities Exchange Act of 1934, as amended, the Committee may at any time impose any limitations upon the exercise of an Option that, in the Committee's discretion, are necessary or desirable in order to comply with such Section 16(b) and the rules and regulations thereunder. If the Company, as part of an offering of securities or otherwise, finds it desirable because of federal or state regulatory requirements to reduce the period during which any Options may be exercised, the Committee, may, in its discretion and without the Participant's consent, so reduce such period on not less than 15 days written notice to the holders thereof.

6

        6.5    Nontransferability.    Options may not be transferred other than by will or the laws of descent and distribution or, as the Committee may determine in its discretion, to or among a Participant's Family Group and, during the lifetime of the Participant, may be exercised only by such Participant (or his Family Group (if applicable), legal guardian or legal representative). In the event of the death of a Participant, exercise of Options granted hereunder shall be made only (a) by the executor or administrator of the estate of the deceased Participant or the Person or Persons to whom the deceased Participant's rights under the Option shall pass by will or the laws of descent and distribution; and (b) to the extent that the deceased Participant was entitled thereto at the date of his death, unless otherwise provided by the Committee in such Participant's Option Agreement.

        6.6    Expiration of Options.

                (a)    Normal Expiration.    In no event shall any part of any Option be exercisable after the date of expiration thereof (the "Expiration Date"), as determined by the Committee pursuant to Section 5.6 above.

                (b)    Early Expiration Upon Termination of Employment.    Except as otherwise provided by the Committee in the Option Agreement, any portion of a Participant's Option (whether or not vested and exercisable on the Date of Termination) shall expire and be forfeited as of the date of such termination; provided that (i) if any Participant dies or becomes subject to any Disability, the portion of such Participant's Option that is vested and exercisable shall expire 180 days after the date of such Participant's death or Disability, but in no event after the Expiration Date, (ii) if any Participant retires (with the approval of the Board), such Participant's Option that is vested and exercisable shall expire 90 days after the date of such Participant's retirement, but in no event after the Expiration Date, and (iii) if any Participant is discharged other than for Cause, such Participant's Option that is vested and exercisable shall expire 30 days after such Participant's Date of Termination, but in no event after the Expiration Date.

        6.7    Withholding of Taxes.    The Company shall be entitled, if necessary or desirable and to the extent required by law, to withhold from any Participant from any amounts due and payable by the Company to such Participant (or secure payment from such Participant in lieu of withholding) the amount of any withholding or other tax due from the Company with respect to any shares issuable under the Options, and the Company may defer such issuance unless indemnified to its satisfaction.

        6.8    Adjustments.    In the event of a reorganization, recapitalization, stock dividend or stock split, or combination or other change in the shares of the Common Stock (an "Adjustment Transaction"), the Board or the Committee may, in order to prevent the dilution or enlargement of rights under the Options, make proportional adjustments in the number and type of shares covered by the Options and the exercise price specified herein, so (i) that the Options (or any replacements thereof) represent the right to purchase the shares of stock, securities or other property (including cash) as may be issuable or payable as a result of such Adjustment Transaction with respect to or in exchange for the number of shares of Common Stock purchasable and receivable upon exercise of the Options had such exercise occurred in full immediately prior to such Adjustment Transaction, and (ii) the aggregate exercise price for the Options remains unchanged. The issuance by the Company of shares of stock of any class, or options or securities exercisable or convertible into shares of stock of any class, for cash or property, or for labor or services either upon direct sale, or

7

upon the exercise of rights or warrants to subscribe therefor, or upon exercise or conversion of other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock then subject to any Options.

        6.9    Rights of Participants.    Nothing in this Plan or in any Option Agreement shall interfere with or limit in any way the right of the Company to terminate any Participant's employment at any time (with or without cause), nor confer upon any Participant any right to continue in the employ of the Company for any period of time or to continue his present (or any other) rate of compensation, and except as otherwise provided under this Plan or by the Committee in the Option Agreement, in the event of any Participant's termination of employment (including, but not limited to, the termination of a Participant's employment by the Company without cause) any portion of such Participant's Option that was not previously vested and exercisable shall expire and be forfeited as of the date of such termination. No employee shall have a right to be selected as a Participant or, having been so selected, to be selected again as a Participant.

        6.10    Amendment, Suspension and Termination of Plan.    The Board or the Committee may suspend or terminate the Plan or any portion thereof at any time and may amend it from time to time in such respects as the Board or the Committee may deem advisable; provided that no such amendment shall be made without stockholder approval to the extent such approval is required by law, agreement or the rules of any exchange upon which the Common Stock is listed, and no such amendment, suspension or termination shall impair the rights of Participants under outstanding Options without the consent of the Participants affected thereby. No Options shall be granted hereunder after the tenth anniversary of the adoption of the Plan.

        6.11    Amendment, Modification and Cancellation of Outstanding Options.    The Committee may amend or modify any Option in any manner to the extent that the Committee would have had the authority under the Plan initially to grant such Option; provided that no such amendment or modification shall impair the rights of any Participant under any Option without the consent of such Participant. With the Participant's consent, the Committee may cancel any Option and issue a new Option to such Participant.

        6.12    Stockholder Approval.    This Plan shall be subject to approval by the stockholders of the Company within twelve (12) months before or after this Plan is adopted by the Board. Any Option exercised before stockholder approval is obtained must be rescinded if stockholder approval is not obtained within twelve (12) months before or after the Plan is adopted. Shares issued upon the exercise of any such Option shall not be counted in determining whether such approval is obtained.

        6.13    Indemnification.    In addition to such other rights of indemnification as they may have as members of the Board or the Committee, the members of the Committee shall be indemnified by the Company against all costs and expenses reasonably incurred by them in connection with any action, suit or proceeding to which they or any of them may be party by reason of any action taken or failure to act under or in connection with the Plan or any Option granted thereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Company) or paid by them in satisfaction of a judgment in any such action, suit or proceeding; provided that any such Committee member shall be entitled to the indemnification rights set forth in this Section 6.12 only if such member has acted

8

in good faith and in a manner that such member reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe that such conduct was unlawful, and further provided that upon the institution of any such action, suit or proceeding a Committee member shall give the Company written notice thereof and an opportunity, at its own expense, to handle and defend the same before such Committee member undertakes to handle and defend it on his own behalf.

* * * * *

9

QuickLinks

  Exhibit 3
Plan and Agreement of Merger
PLAN AND AGREEMENT OF MERGER of GEO SUB CORP. and GUNDLE/SLT ENVIRONMENTAL, INC.
Dated as of December 31, 2003
Table of Contents
APPENDICES
PLAN AND AGREEMENT OF MERGER
W I T N E S S E T H
ARTICLE I. MERGER
ARTICLE II. REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
ARTICLE III. REPRESENTATIONS AND WARRANTIES OF GSE
ARTICLE IV. OBLIGATIONS PENDING EFFECTIVE DATE
ARTICLE V. CONDITIONS PRECEDENT TO OBLIGATIONS
ARTICLE VI. TERMINATION AND ABANDONMENT
ARTICLE VII. ADDITIONAL AGREEMENTS
ARTICLE VIII. MISCELLANEOUS
Appendix I
Amended and Restated Certificate of Incorporation of GSE
Appendix II
Amended and Restated Bylaws of GSE
ARTICLE V INDEMNIFICATION OF OFFICERS, DIRECTORS AND OTHERS
Appendix III